Exhibit 4.14

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

IC POWER DISTRIBUTION HOLDINGS PTE, LIMITED

as Purchaser

and

INKIA ENERGY, LIMITED,

as Purchaser Guarantor

and

DEORSA-DEOCSA HOLDINGS LIMITED,

as Seller

and

ESTRELLA COOPERATIEF BA

Dated as of December 29, 2015

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- ii -

- iii -

Section 10.13.	Counterparts	53
Section 10.14.	Disclosure Schedules	53
Section 10.15.	Non-Recourse	53
Section 10.16.	Purchaser Parent Guarantee	53
Section 10.17.	Conversion of Local Currency Amounts	54

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SCHEDULES:

Schedule 1.1	Details of the Group Companies
Schedule 1.1(a)	Target Working Capital, Target Cash, Target Indebtedness and Target Tariff Liability
Schedule 1.1(b)	Calculation of Working Capital, Cash and Indebtedness
Schedule 2.2(b)	Closing Statement

EXHIBITS:

Exhibit A	Membership Transfer Certificate
Exhibit B	Resignation Letters and Mutual Releases
Exhibit C	Accession Letter
Exhibit D	Escrow Agreement
Exhibit E	Letter of Credit

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 29, 2015, among IC Power Distribution Holdings Pte, Limited, a company organized and existing under the laws of Singapore (the “Purchaser”), Inkia Energy, Limited, a company organized and existing under the laws of Bermuda (the “Purchaser Guarantor”), DEORSA-DEOCSA HOLDINGS LIMITED, a company organized and existing under the laws of Mauritius (the “Seller”), and Estrella Cooperatief BA, a cooperative with limited liability, with seat in Amsterdam, the Netherlands, having its office address at De Boelelaan 7, 1083 HJ Amsterdam, the Netherlands, and registered with the Dutch Commercial Register under number 52429342 (the “Company”).

BACKGROUND

WHEREAS, the Company, directly or indirectly, owns: (i) all of the issued and outstanding shares of capital stock of the Owned Companies (as hereinafter defined), (ii) 90.62% of the issued and outstanding shares of capital stock of DEOCSA (as hereinafter defined), and (iii) 92.68% of the issued and outstanding shares of capital stock of DEORSA (as hereinafter defined); and

WHEREAS, the Seller wishes to sell, and cause Actis Infrastructure GP Limited, a private limited company existing under the laws of the United Kingdom (the “Nominee Holder”), to sell, and the Purchaser wishes to purchase, and cause the Nominee Purchaser (as hereinafter defined) to purchase, the Membership Interests (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound by them, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) As used in this Agreement, the following terms shall have the following meamngs:

“Accountants” means Ernst & Young or (if unable or unwilling to be retained) such other independent public accounting firm (not engaged by the any of the parties or their Affiliates in the three (3) years prior to being appointed to serve as the Accountants) upon whom the Purchaser and the Seller may mutually agree.

“Action” means any and all actions, complaints, demands, hearings, audits, sub-poenas, suits, arbitrations or proceedings, whether civil, criminal, regulatory, administrative or investigative.

“Actis Fund” means any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by any entity in the Actis Manager Group.

“Actis Group” means (i) Affiliates of the Seller; (ii) debt providers and investors in any Affiliate of the Seller (including any member of such investors’ group undertaking); (iii) directors, officers, employees, advisers, managers, investment advisers, partners, general partners, agents and consultants of any person named in (i) or (ii) above; and (iv) any third party with an interest in co-investing with any Affiliate of the Seller.

“Actis Manager Group” means (i) Actis LLP; (ii) Actis GP LLP or any of its successor entities which is responsible for managing or advising any fund, investment vehicle or other entity formed or incorporated in any jurisdiction; and (iii) any unincorporated body, body corporate or partnership which is the subsidiary, subsidiary undertaking or holding company or parent undertaking of any of the persons referred to in (i) or (ii) above and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of the holding company or parent undertaking of any of the persons referred to in (i) or (ii) above but excluding, for the avoidance of doubt, any investor in any Actis Fund and any portfolio company of any Actis Fund.

“Adjustment Amount” means the amount, which may be positive or negative, equal to (i) the Closing Working Capital, minus (ii) the Target Working Capital, minus (iii) Adjustment Net Cash, minus (iv) the Company Expenses, minus (v) the Company Employee Payables, plus (vi) the Target Tariff Liability, minus (vii) the Relevant Proportion of the Tariff Liability as of the Closing.

“Adjustment Amount Accounting Policies” means the Applicable Accounting Standards as applied by each of the Group Companies in connection with the preparation of the Financial Statements in relation to each of the items forming an element of the Adjustment Amount, including the determination of the amount of each of the items included in the Closing Working Capital, the Adjustment Net Cash, the Company Expenses, the Company Employee Payables and the Relevant Proportion of the Tariff Liability as of the Closing.

“Adjustment Net Cash” means the amount, which may be positive or negative, equal to (a) the Target Cash minus the Target Indebtedness; minus (b) the Net Cash.

“Affiliate” means, with respect to (a) any Person (other than the Seller), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; and (b) the Seller, (i) a member of the Actis Manager Group; (ii) any Actis Fund; and/or (iii) any subsidiary or subsidiary undertaking of any Actis Fund.

“Agreed Policy Allocation” means the sum of (i) 50% of the underwriting fees paid by the Purchaser in connection with the issuance of the Special Policy (including 50% of any Taxes payable by Purchaser allocable to such underwriting fees) and (ii) the premium and all other costs of issuing the Special Policy (including any Taxes payable by Purchaser allocable thereto), up to a maximum (in the case of both clauses (i) and (ii)) of $1,472,000.

“Agreement” means this Stock Purchase Agreement, together with the Schedules and Exhibits attached hereto and each of the Seller Disclosure Schedule, the Company Disclosure Schedule and the Purchaser Disclosure Schedule.

“Anti-Money Laundering Laws” means, collectively, (i) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (ii) the U.S. Money Laundering Control Act of 1986, as amended, and (iii) any other Law of any relevant jurisdiction having the force of Law and relating to anti-money laundering.

“Applicable Accounting Standards” means (i) with respect to DEOCSA, DEORSA, Redes Eléctricas de Centroamérica, S.A. and Comercializadora Guatemalteca Mayorista de Electricidad, S.A., IFRS and (ii) with respect to the Company and the Holding Companies, Dutch GAAP.

“Arthasan” means Arthasan, S.A., a company incorporated under the laws of the Republic of Guatemala.

“Arthasan Service Agreement” means the service agreement dated May 19, 2011 as amended on November 24, 2014 among Arthasan, S.A., Distribuidora de Electricidad de Occidente, S.A., Distribuidora de Electricidad de Oriente, S.A., Redes Eléctricas de Centroamérica, S.A., Comercializadora Guatemalteca Mayorista, S.A. and Generación Limpia Guatemala, S.A.

“Base Purchase Price” means the amount equal to $274,500,000 minus the Agreed Policy Allocation.

“Board” means, with respect to an entity, the board of directors, board of managers or corresponding governing body of such entity, including, if duly acting in such capacity, the general partner or managing member.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

“Business Material Adverse Effect” means any material adverse effect on (x) the ability of the Seller or the Company to perform its obligations under this Agreement or to consummate the Transactions or (y) the business, assets or financial condition of the Company and the other Group Companies taken as a whole, other than, in the case of (y), any change, effect, event or condition due to or resulting from (a) general economic or market conditions, (b) matters generally affecting the industries in which the Company or the other Group Companies operate, (c) acts of war, armed hostilities or terrorism, (d) changes in commodity, credit, security or financial markets, including currency exchange rates or interest rates, (e) changes after the date hereof in Laws or the interpretation thereof that in each case are generally applicable, (f) changes after the date hereof in generally accepted accounting principles or financial reporting standards (including the Applicable Accounting Standards) or the interpretation thereof, (g) this Agreement or the Transactions or the announcement thereof, (h) any act or omission by the Seller or the Group Companies taken with the consent of or at the direction or request of the Purchaser provided; provided, however, that the exclusions in clauses

(a)-(d) above shall be inapplicable to the extent that any such change, effect, event or condition impacts the Company or the other Group Companies taken as a whole in a disproportionate manner relative to other Persons engaged in similar industries and geographic areas as the Company and the other Group Companies.

“Cash” means all cash and cash equivalents determined in accordance with the Adjustment Amount Accounting Policies.

“Closing” means the closing of the sale and purchase of the Membership Interests as contemplated by this Agreement.

“Closing Working Capital” means the Working Capital of the Group Companies as of 12:01 a.m. New York City time on the Closing Date, expressed in Dollars at the spot rate of exchange in effect on the Reference Date, which shall be determined in accordance with the Adjustment Amount Accounting Policies.

“Company Employee” means any Person that is or was an employee, director or consultant of the Company or any other Group Company on or prior to the Closing Date.

“Company Employee Payables” means any transaction bonuses, severance or other amounts of a similar nature that become payable to Company Employees by the Group Companies pursuant to an obligation in effect as of the Closing Date which is triggered in whole or in part (in such case only to the proportional part thereof) by, or as a direct consequence of, the consummation of the Transactions.

“Company Expenses” means the Expenses of the Group Companies that are incurred but unpaid as of the Closing.

“Consent” means any approval, consent, waiver, Order, authorization, registration, declaration, filing, report or notice of, with, by, or to any Person.

“Contract” of a Person means all agreements, contracts, instruments, obligations, offers, commitments, leases, licenses, purchase orders, security arrangements, and any other understandings, written or oral, in each case as amended, supplemented, waived or otherwise modified.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Companies” means each of DEOCSA and DEORSA.

“Data Room” means the electronic documentation site established by the Seller with Intralinks in relation to the Transactions containing the documents made available on such site, as listed in the index attached to the Seller Disclosure Schedule as Section 1.1.

“DEOCSA” means Distribuidora de Electricidad de Occidente, S.A., a company duly incorporated under the laws of the Republic of Guatemala and an indirect subsidiary of the Company and having the details set forth in Schedule 1.1.

“DEORSA” means Distribuidora de Electricidad de Oriente, S.A., a company duly incorporated under the laws of the Republic of Guatemala and an indirect subsidiary of the Company and having the details set forth in Schedule 1.1.

“Dutch GAAP” means generally accepted accounting principles in The Netherlands.

“Dutch Tax Ruling” means the Advance Tax Ruling dated March 20, 2011 obtained from the Dutch Tax Authorities on behalf of the Seller and the Company.

“Encumbrances” means any (i) mortgage, pledge, lien, attachment, charge, hypothecation, security interest, or other encumbrance, or trust securing any obligation of any Person; (ii) real estate easement, restrictive covenant or encroachment; or (iii) option or right of first offer or refusal giving another Person a right to acquire an asset or property; or (iv) agreement to create or effect any of the foregoing, other than a Permitted Encumbrance.

“Environmental Law” means any applicable Law relating to (i) the protection of the environment (including air, water, soil and natural resources), or (ii) the use, storage, handling, release or disposal of Hazardous Substances, in each case, as in effect on the date of this Agreement.

“Escrow Additional Amount” means an amount equal to (i) the Estimated Adjustment Amount minus (ii) the Reference Amount.

“Escrow Agreement” means the escrow agreement to be executed by and among the Escrow Agent, the Seller and the Purchaser on or prior to the Closing Date in the form set forth in Exhibit D.

“Escrow Amount” means $10,000,000; provided that to the extent that the Escrow Additional Amount is greater than zero, the Escrow Amount will be increased by an amount equal to the Escrow Additional Amount.

“Expenses” means, with respect to any Person, all third party fees and expenses incurred by or on behalf of such Person in connection with the evaluation, authorization, preparation, negotiation, execution and performance of the Transaction Documents, including the fees and disbursements of investment bankers, financing sources, accountants, legal counsel, and other consultants and advisors.

“Fraud” means, (i) with respect to the Seller, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III, provided that such actual and intentional fraud of the Seller shall be deemed to exist only if any of the individuals included in the definition of Knowledge (as it relates to the Seller) had actual knowledge (as opposed to imputed or constructive knowledge) that such representations and warranties, as qualified by the Seller Disclosure Schedule, were actually breached when made, with the intention that the Purchaser would rely thereon to its detriment, (ii) with respect to the Company, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, provided that such actual and intentional fraud of the Company shall be deemed to exist only if any of the individuals included in the definition of Knowledge (as it relates to the Company) had actual knowledge (as opposed to imputed or constructive knowledge) that such representations and warranties, as qualified by the Company Disclosure Schedule, were actually breached when made, with the intention that the Purchaser would rely thereon to its detriment and (iii) with respect to the Purchaser, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article V, provided that such actual and intentional fraud of the Purchaser shall be deemed to exist only if any of the individuals included in the definition of Knowledge (as it relates to the Purchaser) had actual knowledge (as opposed to imputed or constructive knowledge) that such representations and warranties were actually breached when made, with the intention that the Seller would rely thereon to its detriment.

“Fundamental Representations” means with respect to the Seller, any of the representations and warranties contained in Section 3.1 (Corporate Existence; Standing), Section 3.2 (Authorization), Section 3.4 (Membership Interest Ownership) and Section 3.7 (Brokers).

“Governmental Authority” means any court, governmental commission, board or other regulatory authority or agency.

“Group Companies” means, collectively, the Company, the Owned Companies and the Controlled Companies.

“Hazardous Substance” shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including, but not limited to petroleum and any petroleum derivatives or by-products, polychlorinated biphenyls, methane, asbestos, and radon.

“Holding Companies” means, collectively, Deocsa, B.V., Deorsa, B.V., Recsa, B.V. and Guatemel, B.V., each being a company duly incorporated under the laws of the Netherlands and a direct subsidiary of the Company having the respective details set forth on Schedule 1.1.

“IFRS” means international financial reporting standards as adopted and applied in the applicable jurisdiction.

“Indebtedness” with respect to a Person means, without duplication, the unpaid principal amount of, and accrued interest on, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, and (c) other financial obligations reflected, or required to be reflected according to Adjustment Amount Accounting Policies, in the line item identified as “otras obligaciones financieras” in the financial statements of each of the Group Companies.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Information” means all information, received or obtained, whether before, on or after the date of this Agreement (including that which is disclosed orally or in writing or represented by computer data or any other form of media) which is used in or otherwise relates to (i) the Company or any Group Company; (ii) the business of the Company or any Group Company; (iii) the documents and information contained or made available in the Data Room; (iv) any other party including, where that other party is the Seller, a member of the Actis Group and, where that other party is the Purchaser, any Affiliate of the Purchaser; (v) the provisions or the subject matter of this Agreement and/or any claim or potential claim hereunder; (vi) the negotiations relating to this Agreement; and/or (vii) the Transactions and any other information received or obtained as a result of entering into or performing the Transactions.

“Intra-Group Payables” means the aggregate of the amounts owing from the Group Companies to any Affiliate of the Seller (other than the Group Companies) as of 12:01 a.m. New York City time on the Closing Date, expressed in Dollars at the spot rate of exchange in effect on the Reference Date.

“Intra-Group Receivables” means the aggregate of the amounts owing from the Affiliates of the Seller (other than the Group Companies) to the Group Companies as of 12:01 a.m. New York City time on the Closing Date, expressed in Dollars at the spot rate of exchange in effect on the Reference Date.

“Knowledge” with respect to (i) the Seller, means the actual knowledge, after good faith inquiry, of Michael Till and Michael Harrington; (ii) the Company, means the actual knowledge, after good faith inquiry, of Jaime Tupper, Adrián Ratner and Daniel Bernardez; and (iii) the Purchaser, means the actual knowledge, after good faith inquiry, of Javier Garcia, Alberto Triulzi, Joaquin Coloma and Daniel Urbina.

“Laws” means, collectively, all laws, statutes, ordinances, codes, rules, regulations, decrees, orders, or judicial, arbitral, administrative or regulatory judgments, decisions, rulings or awards issued by any Governmental Authorities.

“Loan Facility Agreements” means (i) the Amended and Restated Credit Agreement dated as of April 23, 2015, among inter alios, Distribuidora de Electricidad de Occidente, S.A., a sociedad anónima organized under the laws of the Republic of Guatemala, Deocsa, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands, the lenders party thereto and Banco Agromercantil de Guatemala, S.A. as administrative agent; (ii) the Amended and Restated Credit Agreement dated as of April 23, 2015, among inter alios, Distribuidora de Electricidad de Oriente, S.A., a sociedad anónima organized under the laws of the Republic of Guatemala, Deorsa, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands, the lenders party thereto and Banco Agromercantil de Guatemala, S.A. as administrative agent; and (iii) the security agreements, ancillary agreements and any other agreements and documents executed under the agreements referred to in (i) and (ii) herein.

“Losses” means the Relevant Proportion of any and all losses, fines, fees, penalties, deficiencies, damages, liabilities, claims, demands, judgments, settlements and costs and expenses (including reasonable attorneys’ fees and disbursements).

“Material Contract” means any of the following types of Contracts to which a Group Company is party as of the date hereof (other than any such Contract terminated after the date hereof for any reason except due to a breach thereof or default thereunder by the Group Company party thereto): (i) for any item of Indebtedness in excess of $250,000; (ii) with a supplier for the purchase of products or services involving payments during the 2015 calendar year in excess of $250,000, other than any contract that is terminable without liability on ninety (90) or fewer days’ notice; (iii) for capital expenditures involving payments during the 2015 calendar year in excess of $250,000, other than any contract that is terminable without liability on ninety (90) or fewer days’ notice; (iv) relating to the acquisition or disposition of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any asset with a value in excess of $250,000 other than acquisitions or dispositions of assets in the Ordinary Course; (v) that has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products, services or territory; (vi) containing terms that materially restrict or prohibit (x) the business activity or limit the freedom of any Group Company to engage in any line of business or to compete with, or solicit business from or the employment of, any Person, in each case, in any geographical area or (y) the payment of dividends; (vii) relating to any Encumbrance (other than Encumbrances incurred in the Ordinary Course) affecting any of the assets or properties thereof; (viii) that is a Related Person Contract other than any Related Person Contract that is terminated pursuant to Section 8.2(e); (ix) relating to the service of any individual as a director, officer, employee, independent contractor or consultant involving the payment of $250,000 or more during the 2015 calendar year; (x) settling or compromising any Action involving a payment in excess of $250,000; (xi) relating to an obligation to indemnify any Person; or (xii) any material Contract with any Governmental Authority.

“Membership Interests” means the rights, collectively, of the Seller and the Nominee Holder to each such member’s entire legal relationship with the Company, including the balances of its capital and reserve accounts and all rights and obligations relating to its membership in the Company and all ancillary rights pertaining thereto.

“Net Cash” means the amount, which may be positive or negative, determined as of 12:01 a.m. New York City time on the Closing Date, expressed in Dollars at the spot rate of exchange in effect on the Reference Date, equal to (i) the Relevant Proportion of the Cash of the Group Companies, minus (ii) the Relevant Proportion of the Indebtedness of the Group Companies (in each case without double-counting any amounts included in such Indebtedness or the Company Expenses).

“Nominee Purchaser” means Verde Securities Ltd.

“Order” means any order, writ, injunction, award, judgment, decision, directive, ruling, assessment, stipulation or decree of, with or by any Governmental Authority.

“Ordinary Course” means the ordinary course of the business of the Group Companies, consistent with the past practices thereof, including with respect to scope, nature, quantity and frequency, and without regard to the Transactions.

“Organizational Documents” means, with respect to any Person, as applicable, the certificate of incorporation, articles of incorporation, memorandum and articles of association, shareholders agreement, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such Person.

“Owned Companies” means, collectively, (i) the Holding Companies and (ii) each of Redes Eléctricas de Centroamérica, S.A. and Comercializadora Guatemalteca Mayorista de Electricidad, S.A., each being a company duly incorporated under the laws of the Republic of Guatemala and an indirect subsidiary of the Company having the respective details set forth on Schedule 1.1.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable, and Encumbrances for current Taxes and other charges and assessments of any Governmental Authority that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on any Group Company’s books and records, (ii) Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course securing payments not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on any Group Company’s books and records, (iii) Encumbrances of record identified in any title reports or Organizational Documents made available to the Purchaser, (iv) all applicable local and other building, environmental and zoning Laws now or hereafter in effect, (v) any Encumbrances or other encroachments, covenants, restrictions, state of facts that would be disclosed by an accurate survey or inspection of the applicable real property, or other title imperfections that, in each case, would not materially interfere with the use of the applicable properties or the business operations of the Group Companies thereat and (vi) any other Encumbrances that do not materially impair the use of the underlying property in the Ordinary Course.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, trust, joint venture, other business entity or Governmental Authority.

“Plan” means any employment, union, guild, works council, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, superannuation, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, employee loan, severance, separation, retention termination, change of control, collective bargaining or other fringe or benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, formal or informal; provided that the foregoing shall not include any such plan that was established or is administered or maintained by any Governmental Authority.

“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of the Purchaser’s obligations under this Agreement, the Purchaser’s ability to perform its obligations under this Agreement in a timely manner or the ability of the Purchaser and the Nominee Purchaser to consummate the transactions contemplated by this Agreement without material delay.

“Reference Amount” means an Estimated Adjustment Amount of $(17,800,000) (i.e., negative $17.8 million).

“Reference Date” means the last Business Day prior to the delivery of the Closing Statement by the Seller to the Purchaser.

“Related Person” means, with respect to any Person, (i) the Affiliates of such Person, (ii) the Family members of such Person and (iii) any other Person in whom such Person or any Person described in clauses (i) or (ii) holds a Material Interest. For purposes of this definition, “Family” means, with respect to any Person, such Person, such Person’s spouse and each of their parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that resides with such Person; and “Material Interest” means beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities representing at least 20% of the voting power or equity interests in a Person.

“Related Person Contract” means any Contract between or among any Group Company, on the one hand, and the Seller, any Board member or senior executive officer of the Seller or any Group Company, or any Related Person of the Seller or any Board member or senior executive officer of the Seller or any Group Company, on the other hand, in each case other than between or among the Group Companies.

“Relevant Proportion” means: (a) in respect of DEOCSA, 90.62%, (b) in respect of DEORSA, 92.68%, (c) in respect of the Owned Companies, one hundred percent (100%), and (c) in respect of any other Person, unless otherwise specified, one hundred percent (100%).

“Representatives” means, with respect to a Person, such Person’s employees, officers, Board members, managers, accountants, counsel, consultants, advisors and other representatives.

“Sanctions Target” means any Person on the Specially Designated Nationals and Blocked Persons List issued by the United States Treasury Department, Office of Foreign Assets Control (http://www.treas.gov/offices/enforcement/ofac/sdn/index.html) or any other Person that because of its domicile or ownership is targeted under any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, as collectively interpreted and applied by the United States government at the prevailing point in time.

“Seller Material Adverse Effect” means a material adverse effect on the enforceability of the Seller’s obligations under this Agreement, the Seller’s ability to perform its obligations under this Agreement in a timely manner or the ability of the Seller and the Nominee Holder to consummate the Transactions contemplated by this Agreement without material delay.

“Seller’s Account” means the bank account in the name of the Seller with Barclays Bank PLC, International Banking Division, 1st Floor, Barclays House, 68-68A, Cybercity Ebene, Mauritius, account number (IBAN) MU 06 BARC 03 05 00000 7009209 OOOUSD and SWIFT code BARCMUMUOBU with correspondent bank being Barclays Bank PLC, 200 Park Avenue, New York, NY 10166, USA, ABA No. 026002574 and SWIFT code BARCUS33.

“Special Policy” means the Buyer-Side Representations and Warranties Insurance Policy, issued on or about the date hereof, by AIG to the Purchaser.

“Support Letter” means the shareholder support letter executed and delivered by certain shareholders of the Seller on the date hereof.

“Target Cash” means $16,995,787, which is equal to the Relevant Proportion of Cash computed as of (i) March 31, 2015 for the Controlled Companies, and (ii) December 31, 2014 for Redes Electricas de Centroamérica, S.A. and Comercializadora Guatemalteca Mayorista de Electricidad, S.A., expressed in Dollars, calculated as set out in Schedule 1.1(a).

“Target Indebtedness” means $222,643,663, which is equal to the Relevant Proportion of Indebtedness computed as of (i) March 31, 2015 for the Controlled Companies, and (ii) December 31, 2014 for Redes Eléctricas de Centroamérica, S.A. and Comercializadora Guatemalteca Mayorista de Electricidad, S.A., expressed in Dollars, calculated as set out in Schedule 1.1(a).

“Target Tariff Liability” means $50,399,197, which is equal to the Relevant Proportion of Tariff Liability computed as of March 31, 2015 for the Controlled Companies expressed in Dollars, calculated as set out in Schedule 1.1(a).

“Target Working Capital” means $36,821,993, which is equal to the Relevant Proportion of Working Capital computed as of (i) March 31, 2015 for the Controlled Companies, and (ii) December 31, 2014 for Redes Electricas de Centroamérica, S.A. and Comercializadora Guatemalteca Mayorista de Electricidad, S.A., expressed in Dollars, calculated as set out in Schedule 1.1(a).

“Tariff Liability” means the regulatory liability (pasivo regulatorio) as reflected in the accounting records of each of the Controlled Companies.

“Tax” means (i) all federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all net income, alternative minimum, gross receipts, windfall profits, production, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, greenmail, withholding (including liability as a withholding agent), payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, escheat, environmental, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority with respect thereto, whether disputed or not, and (ii) any amount described in clause (i) for which a Person is liable (A) as a transferee or successor, or (B) under applicable Law.

“Tax Authority” means any legislature, agency, bureau, branch, department, division, regulatory authority, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers authorized to impose any interest, penalty, addition or Tax.

“Tax Return” means all returns, reports, forms, declarations, statements and information returns (including any attached schedules, supplements and additional or supporting material) supplied or required to be supplied to a Tax Authority relating to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto) and returns or reports with respect to backup withholding and other payments to third parties.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Letter of Credit and any and all other agreements, certificates and instruments required to be delivered by the parties thereto.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transition Services” means the following services provided by Arthasan to the Group Companies pursuant to the Arthasan Service Agreement: management services, directorate services, assistance and support services, general advice on project management, support on certain legal, tax, accounting and insurance advisory matters.

“Transition Services Fee” means $60,000.

“U.S.$”, “$” or “Dollars” means the lawful currency of the United States of America.

“Working Capital” means the aggregate amount, which may be positive or negative, equal to (i) the Relevant Proportion of the current assets of the Group Companies calculated in the manner set out in Schedule 1.1(b), minus (ii) the Relevant Proportion of the current liabilities (including accrued but unpaid Taxes as of the Closing Date) of the Group Companies calculated in the manner set out in Schedule 1.1(b), in each case determined in accordance with the Adjustment Amount Accounting Policies using the same methodologies used in preparing the Financial Statements, provided, however, that (a) the amount calculated pursuant to the foregoing clause (i) shall not include any Cash included in the determination of Net Cash or any Intra-Group Receivables and (b) the amount calculated pursuant to the foregoing clause (ii) shall not include any Indebtedness included in the determination of Net Cash, the Company Expenses, the Company Employee Payables, any Intra-Group Payables or the Tariff Liability.

Section 1.2. Other Defined Terms.

(a) Other terms defined are in the other parts of this Agreement indicated below:

“2014 Financial Statements”	Section 4.8(a)

“Accountants Ruling”	Section 2.2(f)

“Adjustment Dispute Notice”	Section 2.2(f)

“Adjustment Statement”	Section 2.2(e)

“Admitted Liability”	Section 7.5(c)

“Anti-Bribery Laws”	Section 4.18

“Bankruptcy and Equity Exception”	Section 3.2

“Claimant”	Section 10.12(a)

“Closing Date”	Section 2.3

“Closing Payment”	Section 2.2(c)

“Closing Statement”	Section 2.2(b)

“Company”	Preamble

“Company Disclosure Schedule”	Article IV

“Company Intellectual Property Rights”	Section 4.14

“Company Leases”	Section 4.10(a)

“Company Plan”	Section 4.16(c)

“Deferred Payment”	Section 2.2(d)

“Dispute”	Section 10.12(a)

“Dispute Statement”	Section 7.5(d)

“Escrow Agent”	Section 2.2(c)

“Estimated Adjustment Amount”	Section 2.2(b)

“Financial Statements”	Section 4.8(a)

“Group Company Shares”	Section 4.4(a)

“ICC”	Section 10.12(a)

“Indemnity Amount”	Section 7.4

“Intellectual Property Rights”	Section 4.14

“Interim Balance Sheet”	Section 4.8(a)

“Leased Real Property”	Section 4.10(a)

“Letter of Credit”	Section 6.13

“Local Currency”	Section 10.17

“Nominee Holder”	Recitals

“Owned Real Property”	Section 4.10(a)

“Payment”	Section 4.18

“Permitted Liquidation Date”	Section 6.8

“Permits”	Section 4.6(b)

“Purchase Price”	Section 2.2

“Purchaser”	Preamble

“Purchaser Adjustment”	Section 2.2(h)

“Purchaser Disclosure Schedule”	Article V

“Purchaser Guarantor”	Preamble

“Purchaser Guaranteed Obligations”	Section 2.2

“Purchaser Indemnified Parties”	Section 7.2

“Real Property”	Section 4.10(a)

“Respondent”	Section 10.12(a)

“Restraints”	Section 8.1(a)

“Rules”	Section 10.12(a)

“Seller”	Preamble

“Seller Disclosure Schedule”	Article III

“Seller Indemnified Parties”	Section 7.3

“Transfer Instruments”	Section 2.5(c)

“Unaudited Financial Statements”	Section 4.8(a)

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i) for the purposes of the definitions of “Actis Manager Group” and “Affiliate”, (A) a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of the English Companies Act 2006 (the “Act”) and, for the purposes of this definition, a person shall be treated as a member of another person if any of that person’s subsidiaries is a member of that other person or, if any shares in that other person are held by a person acting on behalf of it or any of its subsidiaries and (ii) a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Act. A subsidiary and a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

(ii) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(iii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iv) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(v) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(viii) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(ix) references to a Person are also to its permitted successors and assigns;

(x) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(xi) after the Closing, any reference to the “Affiliates of the Seller”, the “Actis Group” and the “Actis Manager Group” shall not include the Company or any Group Company.

(c) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that no party shall be considered the drafter hereof and that this Agreement not be construed more strictly with regard to one party than to any other.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1. Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller shall, and shall cause the Nominee Holder to, sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall, and shall cause the Nominee Purchaser to, purchase and accept from the Seller and the Nominee Holder, the Membership Interests, free and clear of all Encumbrances, for the Purchase Price.

Section 2.2. Purchase Price.

(a) Consideration. As consideration for the Membership Interests, the Purchaser shall pay to the Seller, in the manner described herein, an amount (the “Purchase Price”) equal to (i) the Base Purchase Price, plus (ii) the Deferred Payment, plus (iii) the final Adjustment Amount.

(b) Estimated Adjustment Amount. Not less than three (3) Business Days prior to Closing, the Seller shall prepare and deliver to the Purchaser a closing statement (the “Closing Statement”) calculated in the manner set out in Schedule 2.2(b), certified by an appropriate officer of the Seller, setting forth the Seller’s good faith estimate of the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”) together with reasonably detailed back-up data to support the Seller’s estimate of each item from which such amount is calculated. The Estimated Adjustment Amount shall be prepared in accordance with the Adjustment Amount Accounting Policies using the same methodologies used in preparing the Financial Statements. Without limiting the generality of Section 6.10(b), the Seller shall afford Purchaser and its Representatives with reasonable access upon reasonable prior notice during normal business hours to the books, records, properties and assets of the Group Companies for the purpose of verifying the computation of the Estimated Adjustment Amount and shall meet with the Purchaser prior to the delivery of the Estimated Adjustment Amount to explain its calculations.

(c) Closing Payment and Escrow. At the Closing, the Purchaser shall (x) pay the Seller, an amount (the “Closing Payment”) equal to (i) the Base Purchase Price, plus (ii) the Estimated Adjustment Amount, minus (iii) the Escrow Amount, plus (iv) the Transition Services Fee, by wire transfer of immediately available funds to the Seller’s Account; and (y) deposit the Escrow Amount in escrow with Citibank, N.A. (the “Escrow Agent”) pursuant to the Escrow Agreement.

(d) Deferred Payment. On or before April 15, 2016, the Purchaser shall pay the Seller an amount equal to $23,750,000 (the “Deferred Payment”), by wire transfer of immediately available funds to the Seller’s Account.

(e) Post-Closing Adjustment. Within sixty (60) calendar days following the Closing, the Purchaser shall prepare and deliver to the Seller a statement calculated in the manner set out in Schedule 2.2(b) (the “Adjustment Statement”) setting forth the Purchaser’s calculation of the Adjustment Amount. The Adjustment Statement shall refer exclusively to the Purchaser’s calculation of each line item as set out in Schedule 2.2(b) and be prepared in accordance with the Adjustment Amount Accounting Policies using the same methodologies used in preparing the Financial Statements. The Adjustment Statement shall not take into account any events occurring after the Closing.

(f) Dispute. The Seller shall have thirty (30) calendar days following receipt of the Adjustment Statement to deliver to the Purchaser a written notice (an “Adjustment Dispute Notice”) that the Seller disputes the Purchaser’s calculation of any of the amounts set forth therein, which Adjustment Dispute Notice shall set forth in reasonable detail the basis for each element of such dispute. If the Seller does not deliver an Adjustment Dispute Notice on or before the expiration of such thirty-day (30-day) period (or if the Seller notifies the Purchaser in writing that there is no such dispute), the calculations prepared by the Purchaser shall be deemed to be final, binding and conclusive. In the event the Seller delivers an Adjustment Dispute Notice with respect to only certain of the amounts set forth in the Adjustment Statement but not others, then any undisputed amount shall be deemed to be final, binding and conclusive. In the event the Seller delivers an Adjustment Dispute Notice to the Purchaser, then the Seller and the Purchaser shall cooperate in good faith for a period of thirty (30) calendar days commencing the date of delivery of the Adjustment Dispute Notice to resolve any such dispute as promptly as possible. During such thirty-day (30-day) period, the Purchaser shall provide the Seller reasonable access to the Purchaser’s and the Group Companies’ personnel, properties, Contracts, documents, books, records, files and other data (including Tax Returns) relevant to the calculation of the Adjustment Amount (subject to the execution of customary work paper access letters if requested). In the event that (i) there is no disagreement with respect to the Adjustment Amount or (ii) the Purchaser and the Seller are able to resolve any disagreements on or before the thirtieth (30th) calendar day following the delivery of such Adjustment Dispute Notice, the Seller and the Purchaser shall, no later than two (2) Business Days after the date on which the

Adjustment Amount has been determined, jointly instruct the Escrow Agent to release all or a part of the Escrow Amount to the Seller or the Purchaser, as appropriate pursuant to Section 2.2(h). In the event that the Purchaser and the Seller are unable to resolve all such disagreements on or before the thirtieth (30th) calendar day following the delivery of such Adjustment Dispute Notice, the Purchaser and the Seller shall retain the Accountants to resolve all such disagreements. The Accountants (i) may only resolve disagreements as to matters covered by the Adjustment Dispute Notice (which disagreements shall refer to the specific the line items set out in Schedule 2.2(b)); (ii) shall base their determination solely on (x) the written submissions of the parties and shall not conduct an independent investigation and (y) the Adjustment Amount Accounting Policies; and (iii) shall not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Seller or the Purchaser or that is less than the lowest value for such amount claimed by either the Seller or the Purchaser. The Accountants shall be instructed to render a determination as soon as reasonably possible (which the parties hereto agree should not be later than thirty (30) calendar days following the day on which the disagreement is referred to the Accountants). The Accountants shall conduct the determination activities in a manner wherein (x) each of the Seller and the Purchaser promptly provide their assertions regarding the Adjustment Amount to the Accountants and to each other, substantially simultaneously and (y) all materials submitted are held in confidence and shall not be disclosed to any third parties. The determination by the Accountants shall be final, binding and conclusive on both the Seller and the Purchaser (the “Accountants Ruling”). The parties agree that judgment may be entered upon the determination of the Accountants in any court having jurisdiction over the party against which such determination is to be enforced.

(g) Dispute Expenses. The Purchaser and the Seller shall each pay the fees and disbursements of their separate Representatives incurred in the initial preparation, review and final determination of the Adjustment Amount. All fees and expenses relating to the work, if any, to be performed by the Accountants shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.

(h) Adjustment Payment and Release of the Escrow Amount.

(i) Within five (5) Business Days after the final determination of the Adjustment Amount:

(A) if the Adjustment Amount is greater than the Estimated Adjustment Amount, (x) the Purchaser shall pay the Seller the amount of such difference and (y) the Escrow Amount shall be released by the Escrow Agent to the Seller;

(B) if the Estimated Adjustment Amount is greater than the Adjustment Amount, (x) all or a part (as applicable) of the Escrow Amount corresponding to the amount of such difference (the “Purchaser Adjustment”) shall be released by the Escrow Agent to the Purchaser and (y) the remainder, if any, of the Escrow Amount shall be released by the Escrow Agent to the Seller; and

(C) if the Purchaser Adjustment exceeds the Escrow Amount, the Seller shall pay the Purchaser the amount of such difference.

(ii) The Escrow Agreement shall provide that all or any portion of the Escrow Amount shall be released by the Escrow Agent to the Seller or the Purchaser, as appropriate, on the earlier of (x) delivery of joint instructions from the Seller and the Purchaser to the Escrow Agent (which the Seller and the Purchaser shall give no later than two (2) Business Days after the date on which the Adjustment Amount has been determined as set out in Section 2.2(f)), or (y) delivery of notice by any of the Seller or the Purchaser of the Accountants Ruling requiring such release. Any fees and expenses of the Escrow Account and the Escrow Agent shall be borne equally between the Purchaser and the Seller.

(iii) Any payment required under this Section 2.2(h) shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by the payee.

(i) Payments. All payments to be made by the Purchaser pursuant to this Agreement shall be made without deduction, set-off or counter-claim of any kind and shall be made free and clear of any withholding or deduction for or on account of Taxes (including any interest, charges, penalties and expenses in connection therewith).

Section 2.3. Closing. The Closing shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on January 22, 2016 provided that all of the conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time or place as the Purchaser and the Seller mutually agree in writing (the “Closing Date”). Except as otherwise provided in this Agreement, all actions and all documents to be executed and delivered at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no such action shall be deemed taken nor any such documents deemed executed or delivered until all have been taken, delivered and executed.

Section 2.4. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(a) the Purchase Price by wire transfer of immediately available funds to such account as the Seller may direct by written notice to the Purchaser;

(b) a membership transfer certificate for the Membership Interests, in the form attached as Exhibit A, duly executed by the Purchaser and the Nominee Purchaser;

(c) an accession letter, in the form attached as Exhibit C, duly executed by the Purchaser and the Nominee Purchaser;

(d) resolutions replacing any members of the Board or other such governing body of each of the Company and the Group Companies as are designated by the Purchaser to resign, effective as of the Closing; and

(e) duly executed counterparts of each Transaction Document which is to be executed at the Closing and to which the Purchaser or the Nominee Purchaser is a party.

Section 2.5. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) a copy of a duly signed written resolution of the management board of the Company approving the admission of the Purchaser and the Nominee Purchaser, in accordance with article 4.2(a) of the Company’s articles of association;

(b) a copy of a duly signed written resolution of the general meeting of the Company pursuant to which the Seller and the Nominee Holder approve the admission of the Purchaser and the Nominee Purchaser, in accordance with article 4.2(b)(ii) of the Company’s articles of association;

(c) a membership transfer certificate for the Membership Interests, in the form attached as Exhibit A, duly executed by the Seller and the Nominee Holder, and any other assignment or transfer instruments or documents necessary to transfer the Membership Interests to the Purchaser and the Nominee Purchaser (the “Transfer Instruments”);

(d) evidence of the registration of the transfer of the Membership Interests to the Purchaser in the register of members of the Company;

(e) resignation letters and mutual releases, in substantially the form attached as Exhibit B, duly executed by (i) the directors and officers of each of the Group Companies set forth in Section 2.5(e) of the Seller Disclosure Schedule, and (ii) the Company and the other Group Companies, effective as of the Closing; and

(f) duly executed counterparts of each Transaction Document which is to be executed at the Closing and to which the Seller or any of the Group Companies is a party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING THE SELLER

Except as set forth in and as qualified by the correspondingly numbered section or subsection of the disclosure schedule delivered by the Seller to the Purchaser simultaneously with the execution of this Agreement (the “Seller Disclosure Schedule”) (it being agreed that the disclosure of any item in one section or subsection thereof shall be deemed to include any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Seller represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1. Corporate Existence; Standing.

(a) Each of the Seller and the Nominee Holder is duly organized, validly existing and in good current standing under the Laws of its jurisdiction of organization.

(b) Each of the Seller and the Nominee Holder has the requisite power and authority to enter into and deliver the Transaction Documents to which it is a party and to perform its obligations under such Transaction Documents and to consummate the Transactions.

(c) Each of the Seller and the Nominee Holder is neither in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor, to the Knowledge of the Seller, is there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis by any entity.

Section 3.2. Authorization. The execution, delivery and performance by each of the Seller and the Nominee Holder of the Transaction Documents to which it is a party and the consummation by such Person of the Transactions have been duly authorized by all necessary corporate action on the part of such Person and no other action on the part of such Person is necessary to authorize this Agreement or the consummation of the Transactions. Each of the Transaction Documents to be executed by the Seller and the Nominee Holder, as applicable, have been, or as of the Closing will be, duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties thereto, each such Transaction Document constitutes, or as of the Closing will constitute, the legally valid and binding obligations of the Seller and/or the Nominee Holder, as applicable, enforceable against such Person in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.3. Non-Contravention. The execution, delivery and performance by each of the Seller and the Nominee Holder of the Transaction Documents to which it is a party, and the consummation by each of the Seller and the Nominee Holder of the Transactions do not and will not (i) conflict with or violate any provisions of its Organizational Documents or any resolutions adopted by such Person’s shareholders or its Board; (ii) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Contract to which it is a party; or (iii) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to it, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.4. Membership Interest Ownership.

(a) The Seller and the Nominee Holder are the only legal, record and beneficial owners of the Membership Interests and each of the Seller and the Nominee Holder has good and valid title to their respective portion of the Membership Interests free and clear of any Encumbrance. Upon delivery at the Closing by each of the Seller and the Nominee Holder to the Purchaser and the Nominee Purchaser of the Transfer Instruments to make effective the Transactions, the Purchaser and the Nominee Purchaser will acquire good and valid title to the Membership Interests, free and clear of any Encumbrance. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, the Company, directly or indirectly, has good and valid title to the Group Company Shares free and clear of any Encumbrances.

(b) The Membership Interests comprise all of the rights to membership in the Company and are fully paid or credited as fully paid, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights.

(c) Except for this Agreement and the Organizational Documents of the Company, there are no voting trusts, proxies, membership agreements or other agreements or understandings to which the Seller or the Nominee Holder is a party or by which either the Seller or the Nominee Holder is bound with respect to the ownership, disposition, voting, issuance or transfer of the Membership Interests or other capital stock (or other equity interests) of the Company.

Section 3.5. Government Approvals. The execution, delivery and performance of the Transaction Documents to which it is a party and consummation of the Transactions by each of the Seller and the Nominee Holder do not and will not require any Consents of any Governmental Authority, other than such Consents that, if not obtained, made or given, would result in a Seller Material Adverse Effect.

Section 3.6. Legal Proceedings. There are no Actions pending, or, to the Knowledge of the Seller, threatened, against, relating to or involving the Seller or the Nominee Holder that would reasonably be expected to result in a Seller Material Adverse Effect.

Section 3.7. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person (except for Citigroup Global Markets Inc.) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions as a result of any action taken by or on behalf of the Seller or any of its Affiliates for which the Purchaser or its Affiliates (which, for the purposes of the Purchaser shall include the Group Companies after the Closing) could be liable.

Section 3.8. Dutch Tax matters. The facts and assumptions (including “Kritische veronderstellingen”) on which the Dutch Tax Ruling is based are complete and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as set forth in and as qualified by the correspondingly numbered section or subsection of the disclosure schedule delivered by the Company to the Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that the disclosure of any item in one section or subsection thereof shall be deemed to include any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a certain date, in which case, as of such date) as follows:

Section 4.1. Corporate Existence; Standing.

(a) Each of the Group Companies is duly organized, validly existing and in good current standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, operate and lease its properties, as applicable, and carry on its business as currently conducted. Each of the Group Companies is duly licensed or qualified to do business and, if applicable, is in good standing in each jurisdiction in which such licensing or qualification is necessary, except for such failures to be licensed, qualified and in good standing as would not reasonably be expected to have a Business Material Adverse Effect.

(b) The Company has the requisite power and authority to enter into the Transaction Documents to which it is a party and to perform its obligations under such Transaction Documents and to consummate the Transactions.

(c) None of the Group Companies is in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor, to the Knowledge of the Company, are there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis by any Person.

Section 4.2. Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and, except as otherwise contemplated herein, no other action on the part of the Company is necessary to authorize this Agreement or the consummation of the Transactions. The Transaction Documents to be executed by the Company have been, or as of the Closing will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, each such Transaction Document constitutes, or as of the Closing will constitute, the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

Section 4.3. Non-Contravention. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation by the Company of the Transactions do not and will not (i) conflict with or violate any provisions of the Organizational Documents of any Group Company or any resolutions adopted by the Company’s or any other Group Company’s shareholders or Board; (ii) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Material Contract; or (iii) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to it, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Business Material Adverse Effect.

Section 4.4. Capitalization of the Group Companies.

(a) Section 4.4(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the name, jurisdiction of organization, number and percentage of issued and outstanding shares of capital stock of each of the Owned Companies and the Controlled Companies, as well as the Company’s direct or indirect ownership interest in each of the Owned Companies and the Controlled Companies (the “Group Company Shares”). The shares of capital stock (or other equity interests) described on Section 4.4(a) of the Company Disclosure Schedule across from the name of each of the Owned Companies and the Controlled Companies comprise all of the issued and outstanding capital stock (or other equity interests) of such Person. All of the Group Company Shares have been duly authorized and validly issued and are fully paid or credited as fully paid, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) The sole assets of each of the Company and the Holding Companies consist of the Group Company Shares directly or indirectly owned by it as reflected in Section 4.4(a) of the Company Disclosure Schedule. None of the Company and the Holding Companies has conducted any business other than incidental to the ownership of the Group Company Shares owned by it.

(c) Except for this Agreement and the Organizational Documents, there are no outstanding or authorized options, convertible securities, warrants, subscription or other rights, agreements, arrangements or commitments of any character to which any Group Company is a party or by which it is bound relating to the sale, issuance or voting of, or the granting of rights to acquire, any capital stock (or other equity interests) in any Group Company or any securities convertible or exchangeable into or evidencing the right to purchase any capital stock (or other equity interests) in any Group Company, and there are no plans or arrangements that authorize or permit the issuance or grant to any Person of options or any other rights to any capital stock (or other equity interests) with respect to any Group Company.

(d) Except for this Agreement and the Organizational Documents of the Group Companies, there are no voting trusts, proxies, membership agreements or other agreements or understandings to which any of the Group Companies is a party or by which any of the Group Companies is bound with respect to the ownership, disposition, voting, issuance or transfer of the Group Company Shares. The Group Companies are not subject to any obligation to (A) repurchase, redeem or otherwise acquire any of their capital stock (or other equity interests), (B) make any investment (in the form of a loan, capital contribution or otherwise) in any Person or (C) declare dividends or make any other distributions with respect to their capital stock (or other equity interests) or refrain from making any such distributions.

Section 4.5. Government Approvals. The execution, delivery and performance of the Transaction Documents to which the Company is a party and consummation of the Transactions by the Company do not and will not require any Consents of any Governmental Authority, other than such Consents that, if not obtained, made or given, would not result in a Business Material Adverse Effect.

Section 4.6. Compliance with Laws; Permits. Except as would not reasonably be expected to have a Business Material Adverse Effect:

(a) Each of the Group Companies is, and since July 1, 2014 has been, in compliance in all material respects with all Laws applicable to it.

(b) Each of the Group Companies holds all material permits, licenses, franchises, approvals, consents, registrations, clearances, variances, exemptions, orders, certificates or authorizations by or of any Governmental Authority (collectively, “Permits”) necessary for the lawful conduct of its business as presently conducted, all such Permits are in full force and effect and none of the Group Companies or any of their respective assets is in any material respect in violation of or is being operated in violation of the terms of any such Permit and, to the Knowledge of the Company, no written notice has been received relating to the termination, cancellation or withdrawal thereof.

Section 4.7. Legal Proceedings. Except as set forth in Section 4.7 of the Company Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, threatened against, relating to or involving any Group Company that would reasonably be expected to have a Business Material Adverse Effect, and no legally binding injunction, order, judgment, ruling or decree has been imposed upon any of the Group Companies affecting any Group Company or any of its respective assets in any material adverse respect. There are no Actions pending, or, to the Knowledge of the Company, threatened, against, relating to or involving any of the Group Companies that would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 4.8. Financial Statements.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth: (i) the audited balance sheets of each of DEOCSA, DEORSA, Redes Electricas de Centroamerica, S.A. and Comercializadora Guatemalteca Mayorista de Electricidad, S.A. as at December 31, 2014, and the respective related statements of income, cash flow and changes in equity for each of the fiscal years then ended, together with the report thereon of Deloitte, independent accounting firm; (ii) the unaudited balance sheet of each of the Company and the Holding Companies as at December 31, 2014, and the related statements of income, cash flow and changes in equity for each of the fiscal years then ended (collectively, the “2014 Financial Statements”); and (iii) the unaudited interim balance sheets (the “Interim Balance Sheet”) of each of the Group Companies as at March 31, 2015 and the related unaudited statements of income, cash flow and changes in equity for the three (3) fiscal months then ended (together with the Interim Balance Sheet, the “Unaudited Financial Statements” and, together with the 2014 Financial Statements, the “Financial Statements”). The Unaudited Financial Statements were prepared from the books and records of the Group Companies in a manner consistent with the 2014 Financial Statements. The Financial Statements fairly present in all material respects the unconsolidated financial position and results of operations of each of the Group Companies as at the respective dates thereof and for the periods therein referred to, all in accordance with the Applicable Accounting Standards (except as otherwise indicated in the notes thereto).

(b) None of the Group Companies has any liability required by the Applicable Accounting Standards to be reflected on a balance sheet, other than liabilities (i) reflected in, reserved against or disclosed in the Financial Statements; (ii) incurred in the Ordinary Course since the date of the Interim Balance Sheet; (iii) arising under the Transaction Documents or otherwise in connection with the Transactions; (iv) disclosed in Section 4.8(b) or Section 4.9 of the Company Disclosure Schedule; (v) owing to the Group Companies; or (vi) which will be reflected in the Adjustment Amount.

Section 4.9. Absence of Certain Changes and Events. Since June 30, 2015, the Group Companies have conducted their businesses in all material respects in the Ordinary Course and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been any action, omission, change, effect, event or condition that has had, or would reasonably be expected to have, a Business Material Adverse Effect. Since June 30, 2015 through the date hereof, there has not been any action, omission, change, effect, event or condition that, if occurring during the period from the date hereof through the Closing Date, would constitute a default under Section 6.9 hereof.

Section 4.10. Real Property.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all material real properties owned by the Group Companies (the “Owned Real Property”) and all material real properties leased by the Group Companies (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) as of the date of this Agreement. True, correct and complete copies of all leases and related guaranties (collectively, the “Company Leases”) for the Leased Real Property have been made available to the Purchaser.

(b) With respect to the Leased Real Property: (i) no Group Company is, and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Lease; (ii) no event has occurred that would result in a breach or violation of, or a default under, any Company Lease by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time); and (iii) each Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the applicable Group Company and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by the Bankruptcy and Equity Exception.

(c) No condemnation or rezoning proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Real Property.

(d) There are (i) no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Real Property or any portion thereof, and (ii) no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Real Property or any portion thereof.

(e) All material tangible properties and assets owned or leased by the Group Companies are in good condition and repair, ordinary wear and tear excluded.

Section 4.11. Title to Assets. Except as would not reasonably be expected to have a Business Material Adverse Effect:

(a) Each of the Group Companies has valid title to all of its owned assets (including the assets reflected on the balance sheets within the Financial Statements), free from all Encumbrances that would affect the value thereof or interfere with the use made or to be made thereof by it;

(b) Each of the Group Companies holds all leased assets under valid and enforceable leases with no terms or provisions that would interfere in any material respect with the use made or to be made thereof by it during the terms of such leases; and

(c) The assets owned or leased by each of the Group Companies constitute (i) all those material assets currently used or held for use by the Group Companies, and (ii) are sufficient to continue to conduct its business as currently operated after the Closing.

Section 4.12. Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts as of the date of this Agreement. A complete and accurate copy of each Material Contract has been made available to the Purchaser prior to the date hereof.

(b) Each Material Contract is valid, binding and enforceable against the applicable Group Company in accordance with its terms and, to the Knowledge of the Company, the other parties thereto, in each case in accordance with its terms, subject to the Bankruptcy and Equity Exception. None of the Group Companies is or, to the Knowledge of the Company, has been alleged to be, in material default with respect to any Material Contract. To the Knowledge of the Company, no other party thereto is in material default with respect to any Material Contract. As of the date of this Agreement, no Group Company has received written notice that any other party to any Material Contract intends to cancel or terminate such Material Contract.

Section 4.13. Insurance. Each of the Group Companies is covered by insurance policies which are prudent in light of its activities and with limits and deductibles customarily carried by companies of comparable size and scope and type of business, and such policies comply with the requirements of applicable Laws. Section 4.13 of the Company Disclosure Schedule sets forth a complete and accurate list of each policy of insurance (including property, casualty, liability, life, health, accident, workers’ compensation, disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which, any premiums are paid directly or indirectly by any Group Company as of the date of this Agreement, in each case identifying: (i) the respective issuers and expiration dates thereof; and (ii) their coverage. None of the Group Companies is in material default under any such insurance policy. All premiums due have been paid on such insurance policies. Except as set forth on Section 4.13 of the Company Disclosure Schedules, with respect to each such insurance policy, to the Knowledge of the Company, (i) such insurance policy will be in full force and effect following consummation of the Transactions, and (ii) no written notice of cancellation or termination has been received with respect to any such insurance policy.

Section 4.14. Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to a right to limit, terminate, or consent to the continued use of any patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs (including source code and object code), trade secrets, know-how and other proprietary intellectual property rights (collectively, the “Intellectual Property Rights”) that are material to the conduct of the business of the Group Companies (the “Company Intellectual Property Rights”) as currently conducted. No claims are pending for which any of the Group Companies has received written notice or, to the Knowledge of the Company, threatened (a) that it is infringing the rights of any Person with regard to any Intellectual Property Right, or (b) that any Company Intellectual Property Right is invalid or unenforceable, except for any claims which would not reasonably be expected to have a Business Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or using without authorization the Company Intellectual Property Rights, except for any infringement, misappropriation or use which is not reasonably likely to have a Business Material Adverse Effect.

Section 4.15. Suppliers, Customers, etc.

(a) Suppliers. Section 4.15(a) of the Company Disclosure Schedule sets forth a list of the twenty (20) suppliers and vendors from whom DEOCSA and DEORSA made the most purchases (in terms of monetary amounts) during the 2015 calendar year. As of the date of this Agreement, neither DEOCSA nor DEORSA has received written notice that any such supplier intends to cancel or terminate its agreements with DEOCSA or DEORSA (as applicable);

(b) Customers. Section 4.15(b) of the Company Disclosure Schedule sets forth a list of the twenty (20) customers to whom DEOCSA and DEORSA made the most sales (in terms of monetary amounts) during the 2015 calendar year. As of the date of this Agreement, neither DEOCSA nor DEORSA has received written notice that any such customer intends to cancel or terminate its agreements with DEOCSA or DEORSA (as applicable);

(c) Billing Practice. Except as would not reasonably be expected to have a Business Material Adverse Effect, all charges made by each of DEOCSA and DEORSA to its customers for electricity distribution services have been made in accordance with the terms and conditions set forth in applicable Law and any Contract with the Guatemalan Electricity Commission (Comisión Nacional de Energia Electrica) and the Guatemalan Institute of Electrification (Instituto Nacional de Electrificación).

Section 4.16. Employment Matters.

(a) Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, (i) the Group Companies are not party to any collective bargaining agreements with any union and (ii) none of the employees of the Group Companies is represented by any labor union or similar labor organization with respect to their employment, and to the Knowledge of the Company, there are no pending efforts to establish collective representation of any such employees. No labor strike or other material labor dispute is pending or, to the Knowledge of the Company, threatened against the Group Companies.

(b) Each of the Group Companies is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, and working conditions, and there is no employment related Action pending or, to the Knowledge of the Company, threatened against any of the Group Companies that would reasonably be expected to have a Business Material Adverse Effect.

(c) Section 4.16(c) of the Company Disclosure Schedule sets forth a list of each material Plan that is sponsored, maintained, administered or contributed to by any of the Group Companies for the benefit of its current or former directors, officers, employees or other service providers (each, a “Company Plan”). Each Company Plan has been maintained, administered and contributed to in compliance with its terms and the requirements of any applicable Laws.

(d) Each Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable Tax Authority to the extent such approval is required by applicable Law.

(e) No Group Company has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any new employee benefit plan, program or arrangement that would be considered a Company Plan, or (ii) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by applicable Laws. Where employees may be subject to statutory social insurance schemes or similar government-sponsored social insurance programs, (i) the applicable Group Company has registered its employees within these programs and correctly classified them and (ii) without limiting other provisions set forth in this Agreement, all employer and employee contributions to such programs have been made.

(f) Each Company Plan required by applicable Laws or the applicable Company Plan to be funded, insured and/or book-reserved is funded, insured and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(g) There are no Actions pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Company Plan and there is no correspondence or any requests, audits, interrogatories, filings, notices or similar communications received by any of the Group Companies from any Governmental Authority with respect to any Company Plan.

(h) The execution and delivery of and the performance by the Company of its obligations under this Agreement and the Transaction Documents to which it is a party and the consummation of the Transactions do not or will not (either alone or together with any other related event, including any termination of employment) (i) result in any payment (including severance payments) becoming payable by any of the Group Companies to any of its current or former directors, officers, employees or contractors under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under, or require funding of, any Company Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits or rights under any Company Plan, or (iv) trigger the forgiveness of indebtedness owing to any of the Group Companies by any of their respective directors, officers or employees. No compensation or benefit payable to any current or former director, officer or employee of any Group Company (whether in cash or property or the vesting of property) will result in a loss of deduction under applicable Tax Law or will be subject to an excise tax under applicable Tax Law.

(i) Except as set forth on Section 4.16(i) of the Company Disclosure Schedule, since June 30, 2015 through the date hereof, no Group Company has hired or engaged any new employees or officers whose current annual compensation exceeds $100,000.

Section 4.17. Anti-Money Laundering. Each of the Group Companies is in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws. No Group Company or any of its officers, directors or shareholders is a Sanctions Target.

Section 4.18. Foreign Corrupt Practices Act.

(a) Neither any Group Company nor, to the Company’s Knowledge, any current director, officer, employee, agent, representative or any other Person acting for or on behalf of any Group Company (i) has been convicted of any offense under the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any corresponding Law (or a predecessor Law) (collectively, the “Anti-Bribery Laws”), nor, to the Company’s Knowledge, are they the subject of, or in any way involved in, any investigation, inquiry or enforcement Actions by any Governmental Authority in any country in which any Group Company does business, and no such investigation is pending or threatened.

(b) Neither any Group Company nor, to the Company’s Knowledge, any current director, officer, employee, agent, representative or any other Person acting for or on behalf of any Group Company has made any unlawful payment, offer, promise or authorized the payment of money or other assets (collectively, the “Payments”) to any Governmental Authority or official thereof where such Payment was made (x) to or for the use or benefit of such Governmental Authority or official thereof in violation of Anti-Bribery Laws; or (z) to induce or reward the improper performance of their duties to their employer or in relation to a function of a public nature, connected with a business, or on behalf of any other organization where such Payment violated any Laws in the country or countries of such Person or applicable to such Persons or the Anti-Bribery Laws in order to assist the Group Companies in obtaining or retaining business or directing business to a third party.

(c) Neither any Group Company nor, to the Company’s Knowledge, any current director, officer, agent, employee, or any other Person acting for or on behalf of any Group Company has accepted or received any Payment in violation of Anti-Bribery Laws.

Section 4.19. Tax Matters.

(a) Each of the Group Companies has timely filed, or joined in the filing of, all Tax Returns required to be filed in accordance with applicable Laws by or with respect to it before the date of this Agreement, taking into account any extension of time to file. All such Tax Returns are true, accurate and complete in all material respects. All amounts of Taxes shown to be due in such Tax Returns have been or will be timely paid, collected or withheld, as the case may be.

(b) Each of the Group Companies has withheld and paid over all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, Affiliate, or other third party.

(c) No audits, claims or other administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of any Group Company, no Group Company has received any written notice prior to the date of this Agreement of any such audits, claims or proceedings, and, to the Knowledge of the Company, there are no threatened audits or proceedings of such kind.

(d) No extensions or waivers of statutes of limitation have been given or requested with respect to any Taxes of the Group Companies. There is no power of attorney granted with respect to Taxes relating to any of the Group Companies.

(e) Seller has made available to the Purchaser true, correct and complete copies of all Tax Returns filed by, or with respect to the income of each of the Group Companies for all taxable periods for the past three years, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller or the Group Companies with respect to such taxable periods. The Company has never filed or been included in a combined, consolidated or unitary Tax Return, other than a Tax Return in which the Company was the common parent.

(f) No claim has been made in writing by any Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to any Taxes assessed by such jurisdiction.

(g) None of the Group Companies is a party to or otherwise bound by any Tax sharing agreement or any similar agreement, arrangement or practice with respect to Taxes (including any agreement relating to Taxes with a Tax authority).

(h) There are no Encumbrances for Taxes on any of the assets of the Group Companies.

(i) All transactions entered into by any Group Company, on the on hand, and the Seller or any of its Affiliates (other than a Group Company), on the other hand, have been entered into on arm’s length terms.

(j) Section 4.19(j) of the Company Disclosure Schedule sets forth a true and complete list of all Tax exemptions and preferential Tax treatments (if any) granted to any Group Company that are in effect as of the date of this Agreement or could be subject to forfeiture, repayment or other liability or penalty with respect to past periods. No submissions made to any Governmental Authority in connection with obtaining such Tax exemptions and preferential Tax treatments contained any misstatement or omission that would have materially affected the granting of such Tax exemptions or preferential Tax treatments. No Group Company has received any written notice with respect to the repeal, cancellation or revocation of any such Tax exemptions or preferential Tax treatments or has any reason to believe that any such Tax exemptions or preferential Tax treatments is reasonably likely to be repealed, cancelled or revoked.

(k) No Guatemala income or capital gains Tax will be imposed on any Group Company as a result of the transfer of the Membership Interests to the Purchaser contemplated by this Agreement.

(1) All liabilities for Taxes have been accrued in the balance sheets of each Group Company included in the Financial Statements in accordance with the Applicable Accounting Standards.

(m) The transactions contemplated by Section 8.2(e) will not give rise to any Tax liability except to the extent included in the determination of the Estimated Adjustment Amount or the Adjustment Amount.

(n) In the past six (6) calendar years, no transactions or deemed transactions between the relevant Group Companies have taken place as a result of which article 15ai of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) may be invoked partly or in full upon a termination of the fiscal unity for Dutch corporate income tax purposes.

Section 4.20. Directors, Officers and Employees.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth the following information for each natural person acting, as of the date of this Agreement, as director, officer, employee, consultant and independent contractor of any Group Company whose aggregate compensation for the last fiscal year exceeded $150,000 or whose current annual rate of compensation exceeds such amount (including each such person on leave or layoff status): (i) employer and location of employment; (ii) name and job title; (iii) current annual rate of compensation (identifying bonuses separately) and any change in compensation since June 30, 2015; and (iv) eligibility to participate in applicable Company Plans; provided that, where the disclosure of such information would be prohibited by applicable privacy Laws without the individual’s consent, Section 4.20(a) of the Company Disclosure Schedule shall specify such legal prohibition and shall provide such information in de-identified form in compliance with applicable Laws.

(b) To the Knowledge of the Company, except for customary confidentiality agreements with former employers, none of the Group Companies’ directors, officers or management employees listed on Section 4.20(a) of the Company Disclosure Schedule is a party to, or is otherwise bound by, any agreement or arrangement (including any confidentiality, non-competition or proprietary rights agreement), with any Person other than a Group Company that in any way materially affects or will materially affect the performance of his or her duties. Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Group Companies’ directors or officers is (a) subject to voluntary or involuntary petition under any bankruptcy/insolvency Law; (b) convicted in a criminal proceeding or named in a pending criminal proceeding (excluding traffic violations other than driving while under the influence); (c) subject to any court order enjoining such Person from engaging, or otherwise imposing limits on engaging, in any type of business or acting as an officer or director of a public company; or (d) found by a Governmental Authority to have violated any securities, commodities, or unfair trade practices Law.

Section 4.21. Related Person Transactions.

(a) Except for those Related Person Contracts terminated prior to or on Closing or which are not required to be terminated pursuant to the terms of this Agreement, the Group Companies are not party to or bound by any other Related Person Contracts.

(b) None of the Seller or any of its directors and officers has a claim against any Group Company, other than (i) claims for unpaid compensation or pursuant to indemnification obligations existing on the date hereof, (ii) claims arising pursuant to the Related Person Contracts, and (iii) claims being terminated or released pursuant to the Transaction Documents.

Section 4.22. Environmental Matters. Except as set forth in Section 4.22 of the Company Disclosure Schedule or as would not reasonably be likely to have a Business Material Adverse Effect:

(a) None of the Group Companies has (i) received any written communication from any Governmental Authority that alleges that it is not in compliance with any Environmental Law or subject to liability under any Environmental Law, or (ii) notice or knowledge (understood as the Knowledge of the Company) of any Action relating to or arising under any Environmental Law that is pending or threatened against it or any Real Property;

(b) None of the Group Companies has entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws;

(c) Each of the Group Companies holds, and is in compliance with, all Permits required for it to conduct its business under Environmental Laws and is in compliance with all Environmental Laws;

(d) None of the Group Companies has any known or suspected asbestos-containing materials on, at or under any Real Property;

(e) None of the Group Companies has disposed of or arranged for the disposal of Hazardous Substances at any Real Property in violation of applicable Environmental Laws; and

(f) There has been no release, spill, emission, disposal, discharge, or leaching of Hazardous Substances at, from, to, on or under any Real Property giving rise to any reporting or remediation obligations under Environmental Law; provided that, to the extent this representation relates to events other than actions taken by or on behalf of any Group Company (including by any contractor, subcontractor or Representative thereof), it is given solely to the Knowledge of the Company.

Section 4.23. Records. Each of the Group Companies keeps record of all Contracts, documents, books, records, ledgers, files and other data (including Tax Returns) that it is required to keep in its records pursuant to applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

Except as set forth in and as qualified by the disclosure schedule delivered by the Purchaser to the Seller simultaneously with the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that the disclosure of any item in one section or subsection thereof shall be deemed to include any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Purchaser represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1. Corporate Existence; Standing.

(a) Each of the Purchaser and the Nominee Purchaser is duly organized, validly existing and in good current standing under the Laws of its jurisdiction of organization.

(b) Each of the Purchaser and the Nominee Purchaser has the requisite power and authority to enter into and deliver the Transaction Documents to which it is a party and to perform its obligations under such Transaction Documents and to consummate the Transactions.

(c) Each of the Purchaser and the Nominee Purchaser is neither in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor, to the Knowledge of the Purchaser, is there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis by any entity.

Section 5.2. Authorization. The execution, delivery and performance by each of the Purchaser and the Nominee Purchaser of the Transaction Documents to which it is a party and the consummation by such Person of the Transactions have been duly authorized by all necessary corporate action on the part of such Person and no other action on the part of such Person is necessary to authorize this Agreement or the consummation of the Transactions. The Transaction Documents to be executed by each of the Purchaser and the Nominee Purchaser have been, or as of Closing will be, duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties thereto, each Transaction Document constitutes, or as of the Closing will constitute, the legally valid and binding obligations of the Purchaser and/or the Nominee Purchaser, as applicable, enforceable against such Person in accordance with its terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

Section 5.3. Non-Contravention. The execution, delivery and performance by each of the Purchaser and the Nominee Purchaser of the Transaction Documents to which it is a party, and the consummation by each of the Purchaser and the Nominee Purchaser of the Transactions do not and will not (i) conflict with or violate any provisions of its Organizational Documents or any resolutions adopted by such Person’s shareholders or its Board; (ii) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Contract to which it is a party; or (iii) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to it, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4. Financing. The Purchaser has funds sufficient to pay the Purchase Price at the Closing.

Section 5.5. Government Approvals. The execution, delivery and performance of the Transaction Documents to which it is a party and consummation of the Transactions by each of the Purchaser and the Nominee Purchaser do not and will not require any Consents of any Governmental Authority, other than such Consents that, if not obtained, made or given, would result in a Purchaser Material Adverse Effect.

Section 5.6. Legal Proceedings. There are no Actions pending, or, to the Knowledge of the Purchaser, threatened, against, relating to or involving the Purchaser that would reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.7. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions as a result of any action taken by or on behalf of the Purchaser or any of its Affiliates for which the Seller or its Affiliates could be liable.

Section 5.8. Anti-Money Laundering. The Purchaser is in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws. None of the Purchaser or any of its officers, directors or shareholders is a Sanctions Target.

Section 5.9. Knowledge of Misrepresentations. As of the date hereof, the Purchaser has no Knowledge that any of the representations and warranties regarding the Seller, the Company or any of the Group Companies in this Agreement is not true and correct in all material respects.

Section 5.10. Opportunity for Independent Investigation.

(a) The Purchaser recognizes that investment in the Membership Interests involves substantial risks. The Purchaser is (or its advisors are) experienced and knowledgeable in the power distribution business and aware of the risks of such business. The Purchaser acknowledges that it has conducted such review and investigation as the Purchaser has deemed necessary in its sole judgment to evaluate the Transactions and the Group Companies and their respective assets, business, condition (financial and otherwise) and prospects. In making its decision to execute this Agreement and to purchase the Membership Interests, the Purchaser has relied and will rely solely upon (i) the results of such independent review and evaluation and (ii) the express representations and warranties of the Seller contained in this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Purchaser understands and agrees that the Seller has not made, and is not making, any representation or warranty whatsoever, express or implied, with respect to the Transactions or the Seller, any member of the Actis Group, the Company, the Group Companies or their respective assets, properties, business, financial condition and prospects or any other matter, other than those representations and warranties of the Seller expressly set forth in Article III. The Purchaser acknowledges that it has carefully reviewed and, after such consultation with counsel as it has deemed necessary, agreed to the limitations and disclaimers set forth in Section 10.1, which it hereby agrees are conspicuously disclosed.

Section 5.11. Qualified Transferee. The parent company of the Purchaser is a Person that (a) has either (i) a long-term unsecured indebtedness rating or financial strength rating of at least “BBB-” from Standard & Poor’s Ratings Services and “Baa3” from Moody’s Investors Service, Inc. or (ii) not less than $200,000,000 of issued and paid in common equity (or, in the case of a fund, a net asset value of not less than $500,000,000), (b) has, for not less than the two years preceding the Closing Date, directly or indirectly Controlled (i) one or more electric distribution companies operating in Latin America with net sales of not less than $400,000,000 in the aggregate or (ii) power generation projects in Latin America with an aggregate capacity of not less than 400 megawatts, (c) is not, and none of its Affiliates is, currently in breach or default under any other transaction in which any lender under the Loan Facility Agreements has been or is currently involved, (d) is not, and none of its Affiliates is, listed on the World Bank List of Debarred Firms, (e) has not been sanctioned in connection with the United Nations Security Council Resolutions adopted pursuant to Chapter VII of the Charter of the United Nations or any other UN sanctions list promulgated pursuant to the UN Security Council resolutions in connection with money laundering or anti-terrorism measures, as updated from time to time, and (f) is not a Person to which any lender under the Loan Facility Agreements is unable to extend loans or credit by reason of exposure limits to it (or its Affiliates) or for any reason which such lender (acting reasonably) may determine. As used in this Section 5.11, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

ARTICLE VI

COVENANTS

Section 6.1. Confidentiality.

(a) Subject to Section 6.1(b), the Seller undertakes to the Purchaser and the Purchaser undertakes to the Seller for itself and for each other member of the Actis Group that it will keep confidential and will not disclose or divulge the Information.

(b) Section 6.1(a) does not apply to disclosure by a party of any Information: (i) which is required to be disclosed by Law, by a rule of a listing authority or securities or stock exchange to which such party or, in the case of the Seller, any member of the Actis Group, and in the case of the Purchaser, any Affiliate of the Purchaser, is subject or submits or by a Governmental Authority or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of Law provided that the disclosure shall, so far as is practicable, be made after consultation with the Seller, in the case of the Purchaser, or the Purchaser in the case of the Seller and after taking into account that other party’s reasonable requirements as to its timing, content and manner of making or dispatch; (ii) to an adviser for the purposes of advising in connection with the Transactions provided that such disclosure is essential for these purposes and is on the basis that the disclosing party procures that such adviser keeps such information confidential on terms equivalent to this Section 6.1; (iii) to the extent that the information is disclosed on a strictly confidential basis to the professional advisers, auditors, insurers, custodians and/or bankers or other funders of or investors in any member of the Actis Group and the Seller procures that such advisers, auditors, insurers, custodians and/or bankers or other funders or investors keep such information confidential on terms equivalent to this Section 6.1; (iv) to the extent that the information is disclosed by the Seller or a member of the Actis Group on a strictly confidential basis to any actual or proposed investor or participant in an Actis Fund or a third party with a co-investment or an interest in co-investing with any member of the Actis Group or any Actis Fund in any acquisition target or other project and the

Seller procures that such recipient keeps such information confidential on terms equivalent to this Section 6.1; (v) to the extent that such disclosure is necessary to enable that party to enforce its rights under this Agreement; or (vi) to a director, officer or employee of the Purchaser or any of its Affiliates or the Seller or any member of the Actis Group whose function requires him to have the relevant information provided that such disclosure is on the basis that the disclosing party procures that each such director, officer or employee keeps such information confidential on terms equivalent to this Section 6.1.

Section 6.2. Breach of Confidentiality. For purposes of Section 6.1, each party acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of Section 6.1 by such party or its Representatives. Therefore, in addition to all other remedies available at Law (which no party waives by the exercise of any rights hereunder), the non-breaching party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach.

Section 6.3. Transfer Taxes. All transfer, registration, stamp, documentary, value added, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes, but for the avoidance of doubt, excluding any Guatemala capital gains Tax imposed on any Group Company as a result of the transfer of the Membership Interests to the Purchaser under this Agreement), any penalties, interest and additions to Tax, and fees incurred in connection with the Transactions shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser. The Seller and the Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 6.4. Public Announcements. The Purchaser and the Seller, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by applicable Law, court process or by the requirements of any securities exchange.

Section 6.5. Intercompany Arrangements. Except as otherwise provided in Section 6.11, prior to the Closing Date, the Seller and the Actis Group shall be entitled to terminate the Related Person Contracts set forth on Section 8.2(e) of the Seller Disclosure Schedule. From and after the Closing Date, the Seller shall be under no obligation to maintain, or to cause the Group Companies to maintain, any insurance policy with or for the benefit of the Group Companies. Following the Closing, the Purchaser shall (i) cause itself to be substituted as a guarantor or obligor under any guarantee (including for performance under any contract or agreement), support agreement, credit agreement or the like for the benefit of the Company and the Group Companies or, if it is not able to do so, shall indemnify and hold harmless the Seller and the Actis Group on demand for any and all Losses arising under or otherwise relating thereto, and (ii) reimburse the Seller on a dollar for dollar basis for any returned premium received by the Purchaser, its Affiliates or any Group Company that was paid in advance by the Seller or the Group Companies under any insurance policy maintained by or for the benefit of the Group Companies that was terminated as of the Closing Date.

Section 6.6. Further Assurances; Post-Closing Cooperation.

(a) From time to time after the Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the Transactions. If any party to this Agreement following the Closing shall have in its possession any asset or right that under this Agreement should have been delivered to the other, such party shall promptly deliver such asset or right to the other.

(b) Following the Closing, the Purchaser and the Seller will afford the other party and its representatives (i) such access as the other party may reasonably request to all books, records and other data and information relating to the Company and the Group Companies and (ii) the right to make copies and extracts therefrom at the cost of the party requesting such copies and extracts. Further, the Purchaser and the Seller each agrees for a period extending five years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten-day (10-day) period after such offer is made.

Section 6.7. Nominee Holder. The Seller will cause the Nominee Holder to sell its portion of the Membership Interests to the Purchaser or the Nominee Purchaser pursuant to this Agreement.

Section 6.8. No Liquidation. Beginning on the date of this Agreement and continuing until the later of (x) the one (1) year anniversary of the Closing Date and (y) the resolution of all pending claims previously asserted by the Purchaser against the Seller pursuant to Article VII (the “Permitted Liquidation Date”), the Seller shall not voluntarily commence or institute any proceedings with respect to its dissolution, liquidation or winding up.

Section 6.9. Conduct of Business. From the date hereof until the Closing Date, except as (i) contemplated or permitted by the Transaction Documents, (ii) required by applicable Law, (iii) set forth in Section 6.9 of the Seller Disclosure Schedule, or (iv) the Purchaser otherwise consents in writing (such consent shall not be unreasonably withheld or delayed), the Seller shall cause each of the Group Companies to (i) maintain its organizational existence, (ii) operate its respective business in the Ordinary Course and in compliance with all applicable Laws in all material respects, (iii) use commercially reasonable efforts to preserve intact in all material respects the organization of its business (including its rights and assets), and (iv) maintain their books and records in the Ordinary Course consistent with past practice and policy used in the preparation of the Financial Statements. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as (i) contemplated or permitted by the Transaction Documents, (ii) required by applicable Law, (iii) set forth in Section 6.9 of the Seller Disclosure Schedule, without the prior written consent of the Purchaser, the Seller shall exercise the voting, governance and contractual powers available to it to cause each Group Company not to:

(a) amend any of its Organizational Documents;

(b) issue, grant, sell, transfer, or authorize the issuance, granting, sale or transfer of, any capital stock (or other equity interests) or any securities convertible into, or exercisable or exchangeable for the same;

(c) declare, set aside or pay any dividend or other distribution, with respect to its capital stock (or other equity interests), other than any dividends by any direct or indirect subsidiary to the Company;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or other equity interests) or other securities;

(e) acquire (including by merger, consolidation, tender offer, acquisition of stock (or other equity interests) or assets, or any other business combination) any Person or assets or business thereof (including by forming a partnership or joint venture therewith), other than (i) such acquisitions as (x) would not reasonably be expected to delay, impede or affect the consummation of the Transactions and (y) do not involve consideration, in the aggregate, having a fair market value exceeding $1,000,000, (ii) in the Ordinary Course, and (iii) capital expenditures not exceeding $2,000,000 per each calendar month;

(f) sell, assign, transfer, convey, lease, license or otherwise dispose of any material asset or property with a book value in excess of $150,000;

(g) make any loan, advance, capital contribution to, or any investment in, any Person except in the Ordinary Course,

(h) create or permit any Encumbrance on any material asset or property except Encumbrances incurred in the Ordinary Course;

(i) incur, assume or otherwise become liable for any Indebtedness or enter into any Contract relating to interest rate protection or amend, settle, satisfy, defease, refinance, purchase, pay or prepay any Indebtedness other than the Ordinary Course;

(j) (A) modify the compensation payable or to become payable or the benefits provided to its directors, officers, consultants, contractors or employees, (B) grant or modify any severance or termination pay to, or enter into or modify any vesting, employment, bonus, consulting, change of control or severance arrangement with any current or former director, officer, consultant, contractor or employee, or (C) establish, adopt, enter into, modify or terminate any Company Plan except (i) as required by the terms thereof or (ii) solely with respect to employees, consultants and natural persons acting as contractors, where the aggregate annualized compensation does not exceed $100,000, in the Ordinary Course;

(k) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any direct or indirect subsidiary other than routine terminations of employees, consultants and natural persons acting as contractors whose aggregate annualized compensation does not exceed $100,000 in the Ordinary Course;

(1) enter into, amend, waive or terminate any Material Contract (or Contract that, if in effect on the date hereof, would be a Material Contract) other than Contracts that would be deemed to be Material Contracts pursuant to clauses (ii) or (xi) of the definition thereof entered into after the date hereof in the Ordinary Course;

(m) make any material change in policies or procedures relating to procurement, inventory, advertising or product pricing (including the use of any promotions, coupons, rebates, discounts or price increases);

(n) make or rescind any material Tax election or settle or compromise any material Tax liability;

(o) except for changes required by reason of a change in the Applicable Accounting Standards or applicable Law, change independent accountants or any accounting methods, principles or practices;

(p) fail to pay insurance premiums with respect to any policy naming the Company as a beneficiary or a loss payee outside the Ordinary Course, or permit any such insurance policy to lapse or be cancelled or terminated;

(q) commence, defend or settle any material Action;

(r) become subject to a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(s) enter into any new line of business or materially change the corporate purpose of any Group Company (except as may be required by Law); or

(t) authorize, commit or agree to take any of the foregoing actions.

To the extent the Seller requests consent from the Purchaser pursuant to Section 6.9 and the Purchaser has not responded within five (5) Business Days of the Purchaser receiving written notice of such request, the Purchaser shall be deemed to have consented for the relevant matter.

Section 6.10. Changes in Circumstances; Access.

(a) During the period from the date of this Agreement until the Closing Date,

(i) the Seller shall, and shall cause the Group Companies to, give notice to the Purchaser, as soon as reasonably practicable, of (i) the occurrence of any event, that would reasonably be expected to cause any representation or warranty of the Seller or the Company in this Agreement to be untrue or inaccurate at or prior to the Closing in a manner that causes the condition in Section 8.2(a) to not be satisfied, (ii) any failure of such party to comply with its covenants and other obligations in a manner that would reasonably be expected to cause the condition in Section 8.2(b) to not be satisfied, or (iii) the occurrence of an event that has had or would reasonably be expected to have, in the aggregate, a Seller Material Adverse Effect; and

(ii) the Purchaser shall give notice to the Seller, as soon as reasonably practicable, of (i) the occurrence of any event, that would reasonably be expected to cause any representation or warranty of the Purchaser in this Agreement to be untrue or inaccurate at or prior to the Closing in a manner that causes the condition in Section 8.3(a) to not be satisfied, (ii) any failure of such party to comply with its covenants and other obligations in a manner that would reasonably be expected to cause the condition in Section 8.3(b) to not be satisfied, or (iii) the occurrence of an event that has had or would reasonably be expected to have, in the aggregate, a Purchaser Material Adverse Effect.

(b) During the period from the date of this Agreement until the Closing Date, the Seller shall, and shall cause the Group Companies to, provide the Purchaser with reasonable access to the business, assets and properties of the Group Companies as the Purchaser may reasonably request, as well as keep the Purchaser informed in all material respects and on a reasonably timely basis about any material developments with regard to such matters, if any, as the Purchaser may reasonably inquire about; provided, however, that nothing contained in this Section 6.10 shall require the Seller or any Group Company to provide any information or access that the Seller believes is necessary to preserve the attorney-client privilege or to comply with regulatory restrictions, Law or any confidentiality restrictions with third parties.

(c) For the avoidance of doubt, nothing contained in this Section 6.10 or otherwise in this Agreement, including the delivery of any notice, any access, any Information, or any investigation, pursuant to this Section 6.10 or otherwise, shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller in this Agreement nor shall it (i) cure any inaccuracy in any representation or warranty or (ii) limit or otherwise affect any remedies available to a Purchaser Indemnified Party contained in this Agreement (including for purposes of determining whether conditions to Closing have been satisfied or in respect of indemnification rights).

Section 6.11. Transition Services.

(a) Through the tenth (10th) Business Day following the Closing Date, the Seller shall, and shall cause Arthasan to (i) maintain the Arthasan Service Agreement in force and (ii) make available, in connection with the performance thereof, the services of the individuals set forth on Section 6.11 of the Purchaser Disclosure Schedule. Following the tenth (10th) Business Day after the Closing Date, the Arthasan Service Agreement shall expire automatically.

(b) In consideration of the Transition Services, the Purchaser shall, or shall cause the Group Companies to, pay the Transition Services Fee. Such fee is non-refundable and shall be payable in advance on the Closing Date in accordance with Section 2.2(c). If the Purchaser elects to cause one of the Group Companies to pay the Transition Services Fee, such amount shall be disregarded for the purposes of calculating the Adjustment Amount.

Section 6.12. KYC Information.

(a) The Purchaser shall (i) provide the Seller with all information listed in Section 6.12(a) of the Seller Disclosure Schedule regarding the Purchaser, the Purchaser Guarantor, the Nominee Purchaser and their respective Affiliates (and their respective direct and indirect shareholders) and (ii) use its commercially reasonable efforts to provide the Seller with any further information regarding the Purchaser, the Purchaser Guarantor, and the Nominee Purchaser and their respective Affiliates (and their respective direct and indirect shareholders) as the Seller may request in order to satisfy their respective “know your customer” requirements.

(b) Each of the Purchaser and the Seller shall use its commercially reasonable efforts to provide the Escrow Agent with any information as the Escrow Agent may reasonably request in order to satisfy their respective “know your customer” requirements.

(c) For the purpose of this Section 6.12, “commercially reasonable efforts” by the Purchaser or the Seller, as appropriate, shall include providing assistance in resolving any positive matches on the standard sanctions and other screening checks and information on the indirect or direct shareholders of such party, its respective Affiliates and their respective direct and indirect shareholders.

Section 6.13. Letter of Credit. No later than five (5) Business Days prior to the Closing Date, the Purchaser shall procure a letter of credit for the benefit of the Seller in an amount equal to the Deferred Payment and in the form set forth in Exhibit E (the “Letter of Credit”). No later than three (3) Business Days following receipt of the Deferred Payment, the Seller shall return the original Letter of Credit to the Purchaser and shall take such further actions as may reasonably be requested by the Purchaser to authorize the issuing bank to terminate the same.

Section 6.14. Support Letter. The Seller agrees to enforce, and take such actions to enforce, any and all of the Seller’s rights pursuant to the Support Letter. If any provision of the Support Letter is not performed in accordance with its specific terms or is otherwise breached, the Purchaser shall be entitled to seek specific performance by the Seller in accordance with Section 10.9, including specific performance requiring the Seller to enforce its rights under the Support Letter.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1. Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations, warranties, covenants and agreements of the Seller, the Company and the Purchaser contained in this Agreement (including any certificate contemplated hereby) and in the other Transaction Documents will not survive the Closing, except that: (i) all such representations and warranties shall survive the Closing solely for purposes of the Special Policy, until the expiration of the term of the Special Policy, (ii) the covenants and agreements of the Seller, the Fundamental Representations, and the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement (including any certificate contemplated hereby) and in the other Transaction Documents shall survive the Closing and will continue in full force and effect for a period from the date hereof until the date that is the one (1) year anniversary from the Closing Date (except those covenants and agreements, which by their terms extend past such date, which shall survive for the period specified thereof), and (iii) any claim for indemnification asserted prior to the end of the time period contemplated by the foregoing clauses (i) and (ii) shall survive until the resolution of such claim.

(b) For purposes of this Agreement, the Seller’s representations and warranties shall be deemed to include the Seller Disclosure Schedule, the Company’s representations and warranties shall be deemed to include the Company Disclosure Schedule and the Purchaser’s representations and warranties shall be deemed to include the Purchaser Disclosure Schedule.

Section 7.2. Indemnification of the Purchaser. The Seller shall indemnify and hold harmless the Purchaser, its Affiliates and their respective successors and their respective shareholders, officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Purchaser Indemnified Party that arise out of or result from (i) any inaccuracy in or any breach of any Fundamental Representation of the Seller, and (ii) any failure by the Seller or the Company to perform or fulfill any of the covenants or agreements required to be performed by it under this Agreement.

Section 7.3. Indemnification of the Seller. The Purchaser shall indemnify and hold harmless the Seller and its Affiliates and their respective successors and their respective shareholders, officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party that arise out of or result from (a) the inaccuracy of any representation or warranty made by the Purchaser in this Agreement, and (b) any failure by the Purchaser to perform or fulfill any of its covenants or agreements required to be performed by the Purchaser under this Agreement.

Section 7.4. Limitations.

(a) The maximum aggregate liability of the Seller under this Agreement and any Transaction Document shall not exceed the Purchase Price.

(b) For the avoidance of doubt, the Purchaser may seek indemnification pursuant to Section 7.2 prior to or in addition to making a claim with respect to the applicable breach under the Special Policy but in no event shall be entitled to recover more than once for any particular amount of Loss or series of related Losses.

(c) Subject to the last sentence of this paragraph, the obligations of an Indemnifying Party to defend and hold harmless an Indemnified Party pursuant to Section 7.2 or Section 7.3 (as the case may be) will terminate when the applicable representation, warranty, covenant or agreement expires pursuant to Section 7.1(a). As such and notwithstanding anything herein to the contrary, an Indemnified Party must give notice to the relevant Indemnifying Party of any claim for indemnification with respect thereto under this Article VII in writing setting forth the specific claim and the basis therefor in reasonable detail prior to such date. Notwithstanding the foregoing, as to Sections 7.2 and 7.3, the obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party, according to the method of asserting claims established in Section 7.5.

(d) An Indemnified Party shall use all reasonable efforts to mitigate its Losses hereunder. Any Losses shall be computed net of any insurance proceeds (net of direct collection expenses, self-insurance costs, premiums and deductibles) actually received by the Indemnified Party on account of such Losses.

Section 7.5. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article VII, it shall promptly notify the Indemnifying Party in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) The Indemnified Party and its Affiliates (which, for the purposes of the Purchaser shall include the Group Companies after the Closing) shall afford to the Indemnifying Party and its Affiliates reasonable access during normal business hours, to all their respective personnel who may have knowledge of the facts and circumstances, and to all their respective properties, books, contracts, commitments and records, relating to any claim by an Indemnified Party pursuant to Section 7.2 or Section 7.3 (as applicable) and otherwise reasonably cooperate with the Indemnifying Party and its Affiliates in investigating any such claim.

(c) In the event the Indemnifying Party does not dispute the claim or only disputes a portion thereof, then the amount of the claim or the portion thereof not disputed shall be deemed to be admitted (an “Admitted Liability”). Upon the occurrence of an Admitted Liability, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the Admitted Liability by wire transfer of immediately available funds.

(d) In the event the Indemnifying Party shall dispute the validity of all or any amount of a claim, the Indemnifying Party shall, within thirty (30) days of its receipt of the claim, execute and deliver to the Indemnified Party a notice setting forth with reasonable particularity the grounds and the basis upon which the claim or any portion thereof is disputed (the “Dispute Statement”). If the Indemnifying Party delivers a Dispute Statement, then the amount of the claim disputed by the Indemnifying Party in such Dispute Statement shall not be payable to the Indemnified Party until either (i) the Purchaser and the Seller agree in writing to the resolution of the amount of the claim disputed by the Indemnifying Party in such Dispute Statement or (ii) an arbitral panel or a court of competent jurisdiction in accordance with Section 10.12 enters a final non-appealable order directing the payment to such Indemnified Party of the amount of the claim disputed by the Indemnifying Party in such Dispute Statement. Upon such written agreement or final order, as the case may be, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the amount of such claim so agreed or ordered to be paid by wire transfer of immediately available funds.

(e) If a claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within ten (10) days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at its sole expense. If the Indemnified Party determines in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding the foregoing, (i) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Article VII with respect to such claim and (ii) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. The Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.

Section 7.6. Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable Law.

Section 7.7. Exclusive Remedy, etc.

(a) To the fullest extent permitted by applicable Law, the indemnification provided in this Article VII, the Purchase Price adjustment provisions in Section 2.2, specific performance pursuant to Section 10.9 and the remedies available to the Purchaser pursuant to the Special Policy shall be the sole and exclusive remedies available to each of the parties following the Closing for any matters in connection with this Agreement and the Transactions, except in the case of Fraud. No party shall have any obligation to indemnify pursuant to this Article VII to the extent any such claimed Losses were the subject of the Purchase Price adjustment in Section 2.2.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT SHALL LIMIT OR PRECLUDE ANY INDEMNIFICATION OR RECOVERY WITH RESPECT TO: (A) ANY DAMAGES THAT MAY BE AWARDED IN CONNECTION WITH A THIRD-PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED, OR (B) ANY DIRECT DAMAGES (INCLUDING LOSS OF PROFITS TO THE EXTENT CONSTITUTING A DIRECT DAMAGE).

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions to the Seller and the Purchaser’s Obligation to Effect the Transactions. The respective obligations of each of the Seller and the Purchaser to effect the Closing shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal and no Action shall be pending that, if successful, would result in any such Restraint.

(b) No Termination Events. None of the events or conditions entitling a party to terminate this Agreement under Article IX shall have occurred and be continuing.

Section 8.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of (i) the Fundamental Representations made by the Seller in this Agreement shall be true and correct in each case at and as of the Closing (except those representations and warranties that expressly speak as of a specified date or time, provided, however, that such representations and warranties shall have been true and correct as of such date or time), and (ii) the other representations and warranties made by the Seller and the Company in this Agreement (without giving effect to any “Seller Material Adverse Effect”, “Business Material Adverse Effect” or similar materiality qualification therein) shall be true and correct in each case at and as of the Closing (except those representations and warranties that expressly speak as of a specified date or time, provided, however, that such representations and warranties shall have been true and correct as of such date or time), except where the failure to be so true and correct would not reasonably be expected to have a Seller Material Adverse Effect or a Business Material Adverse Effect.

(b) Performance of Obligations of the Seller. The Seller shall have performed and complied with, in all material respects, the agreements, covenants and all obligations required to be performed by the Seller under this Agreement at or prior to the Closing.

(c) Seller Certificate. The Purchaser shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) and have been satisfied.

(d) Deliveries. The Seller shall have caused each of the documents and instruments required by Section 2.5 to have been executed (where applicable) and delivered, and each such document and instrument shall be in full force and effect.

(e) Termination of Related Person Contracts. The Seller shall have provided to the Purchaser evidence of termination of each of the Related Person Contracts set forth on Section 8.2(e) of the Seller Disclosure Schedule (including the settlement of all payables and receivables owing to or from any Group Company, on the one hand, from or to any Related Person that is not a Group Company, on the other hand), without additional cost to or liability of the Purchaser or any Group Company (other than the Transition Services Fee and any liabilities included in the calculation of the Adjustment Amount).

Section 8.3. Conditions to Obligations of the Seller. The obligations of the Seller to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement (without giving effect to any “Purchaser Material Adverse Effect” or similar materiality qualification therein) shall be true and correct in each case at and as of the Closing (except those representations and warranties that expressly speak as of a specified date or time, provided, however, that such representations and warranties shall have been true and correct as of such date or time), except where the failure to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and all obligations required to be performed by the Purchaser under this Agreement at or prior to the Closing (including all documents and evidence reasonably required by the Seller pursuant to Section 6.12 so as to enable the Seller and the Escrow Agent to carry out and be satisfied with the results of their “know your customer” requirements).

(c) Purchaser Certificate. The Seller shall have received a certificate signed on behalf of the Purchaser by an executive officer of the Purchaser certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) and have been satisfied.

(d) Deliveries. The Purchaser shall have caused each of the documents and instruments required by Section 2.4 to have been executed (where applicable) and delivered, and each such document and instrument shall be in full force and effect.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing by:

(a) the mutual written consent of the Seller and the Purchaser;

(b) the Seller or the Purchaser if the Closing shall not have occurred on or before February 29, 2016 unless the failure to consummate the Closing is due to the failure to act by the terminating party (or its Affiliates);

(c) the Seller or the Purchaser if any Restraint enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal shall be in effect and shall have become final and non-appealable;

(d) the Purchaser, if there has been a violation or breach by the Seller or the Company of any representation, warranty, covenant or agreement of the Seller or the Company contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Purchaser at the Closing, and such violation or breach has not been waived by the Purchaser, or cured by the Seller or the Company within sixty (60) days after receipt of written notice thereof from the Purchaser; provided, however, that a willful breach or violation shall not be subject to notice or cure hereunder and the Purchaser shall be entitled to terminate this Agreement immediately by providing written notice of such willful violation or breach to the Seller; and

(e) the Seller, if there has been a violation or breach by the Purchaser of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Seller at the Closing, and such violation or breach has not been waived by the Seller, or cured by the Purchaser within sixty (60) days after receipt of written notice thereof from the Seller; provided, however, that a willful breach or violation shall not be subject to notice or cure hereunder and the Seller shall be entitled to terminate this Agreement immediately by providing written notice of such willful violation or breach to the Purchaser.

Section 9.2. Effect of Termination. Any party seeking to terminate this Agreement as provided in Section 9.1 shall send written notice thereof to the other party, specifying the provision hereof pursuant to which such termination is made. In the event of termination of this Agreement, this Agreement shall forthwith become null and void (other than Section 6.1, Section 6.2, Section 6.4 and Article X, which shall survive in accordance with their terms) and there shall be no liability on the part of any party to this Agreement or its Affiliates or its or their directors, officers or employees, except that nothing shall relieve any party from liability for Fraud or any willful breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. No Other Representations or Warranties

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING, AND THE SELLER (ON BEHALF OF ITSELF, ITS AFFILIATES AND REPRESENTATIVES) HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE

MEMBERSHIP INTERESTS OR THE COMPANY, THE GROUP COMPANIES OR THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER (ON BEHALF OF ITSELF, ITS AFFILIATES AND REPRESENTATIVES) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO (I) THE OWNERSHIP, MARKETABILITY, CONDITION, VALUE OR QUALITY OF THE MEMBERSHIP INTERESTS OR THE COMPANY, THE GROUP COMPANIES OR THEIR RESPECTIVE ASSETS AND PROPERTIES OR (II) THE PROSPECTS (FINANCIAL OR OTHERWISE) AND RISKS RELATED TO THE MEMBERSHIP INTERESTS OR THE COMPANY, THE GROUP COMPANIES AND THEIR RESPECTIVE ASSETS AND PROPERTIES.

(b) THE PARTIES MAKES NO REPRESENTATION OR WARRANTY TO THE PURCHASER AS TO THE ACCURACY OR REASONABLENESS OF ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE MEMBERSHIP INTERESTS OR THE COMPANY, THE GROUP COMPANIES OR THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS OR PROSPECTS, EXCEPT AS PROVIDED IN THIS AGREEMENT.

(c) NONE OF THE SELLER, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF, OR WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE MEMBERSHIP INTERESTS, THE COMPANY, THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESS, ASSETS OR LIABILITIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS, INCLUDING ANY DESCRIPTIVE MEMORANDA, SUMMARY BUSINESS DESCRIPTIONS OR INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR ANY OTHER FORM, IN EXPECTATION OF THE TRANSACTIONS, EXCEPT, IN EACH CASE, AS PROVIDED IN THIS AGREEMENT.

(d) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE MEMBERSHIP INTERESTS, THE COMPANY, THE GROUP COMPANIES AND THEIR RESPECTIVE ASSETS AND PROPERTIES BEING TRANSFERRED THROUGH THE SALE OF THE MEMBERSHIP INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS.”

Section 10.2. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses (or at such other address for a party as shall be specified by the notice):

If to the Seller:

DEORSA-DEOCSA Holdings Limited

Les Cascades Building

Edith Cavell Street

Port Louis, Mauritius

Attention: Bhavana Banymandhub

With a copy (which shall not constitute notice) to:

Actis GP LLP

2 More London Riverside

London SE1 2JT United Kingdom

Attention: General Counsel

and

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

United States

Attention: David Brinton

If to the Purchaser or the Purchaser Guarantor:

Inkia Energy, Limited

Av. Santo Toribio 115, Piso 7

San Isidro, Lima, Peru

Attention: Daniel Urbina and Javier Garcia-Burgos

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

United States

Attention: Jeff Bell

If to the Company:

Estrella Cooperatief BA

De Boelelaan 7

1083 HJ Amsterdam, the Netherlands

Attention: S. Stacie

With a copy (which shall not constitute notice) to:

Actis GP LLP

2 More London Riverside

London SE1 2JT United Kingdom

Attention: General Counsel

and

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

United States

Attention: David Brinton

Section 10.3. Entire Agreement. This Agreement and the exhibits and schedules hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 10.4. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transactions.

Section 10.5. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.6. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 10.7. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII and the Actis Group pursuant to Section 6.1, Section 6.2 and Section 6.5.

Section 10.8. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 10.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 10.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 10.12. Arbitration.

(a) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, and also including claims sounding in contract, tort, statutory or otherwise (each, a “Dispute”) shall be finally resolved and decided by binding arbitration pursuant to the then-applicable Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”), which Rules are deemed to be incorporated by reference into this Agreement. Any party shall refer the Dispute to arbitration by sending a written notice of such Dispute to the other parties and shall simultaneously file a Request for Arbitration in accordance with the Rules. The Dispute shall be resolved by three (3) arbitrators to be selected in the following manner. Within thirty (30) days after the date of the notice initiating arbitration, one arbitrator shall be selected by the petitioning party (the “Claimant”) and one arbitrator shall be selected by the party defending the arbitration (the “Respondent”), within thirty (30) days thereafter, failing which such arbitrator shall be appointed by the ICC pursuant to the Rules. The third arbitrator shall be selected by the two (2) arbitrators selected by the Claimant and the Respondent, or, if such arbitrators cannot agree within thirty (30) days on the third arbitrator, such arbitrator will be selected by the ICC pursuant to the Rules. The seat of the arbitration proceeding shall be in New York, New York. The official language of arbitration shall be English.

(b) The decision of the arbitral panel shall be in writing and shall set forth in detail the facts of the Dispute and the reasons for the decision. The arbitral panel shall not have the authority to award punitive damages to any injured party. The arbitral award shall be final and binding on the parties from the day it is made. In the event that the losing party fails or refuses to comply with the arbitral award within fourteen (14) days following the date of receipt of notice of the award, then the prevailing party may immediately proceed to request the judicial approval necessary for execution and enforcement of the award before a competent court or before any other court where such party or its assets and properties may be found, and the parties agree not to oppose the immediate domestication and enforcement of the award in any such court, including without limitation the courts of the United States or any other country. For the avoidance of doubt, each party waives in respect of both itself and its property, any defense it may have as to, or based on, lack of jurisdiction, improper venue or inconvenient forum.

(c) Notwithstanding the foregoing, nothing in this Section shall be construed as preventing any party from seeking conservatory or similar interim relief in any court of competent jurisdiction. For purposes of any such application for conservatory or similar interim relief, each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the Federal or State courts of New York, New York, save that this submission shall not affect the right of any party to make such application in any other court of competent jurisdiction.

(d) All of the expenses that arise from the arbitral proceeding as well as the fees of the arbitrators shall be paid by the losing party, if any, as determined by the arbitrators. Said losing party shall reimburse the prevailing party the amounts deposited by the prevailing party at the commencement of the arbitration or thereafter as required by the arbitrators. The parties shall each bear the costs and fees of their respective counsel, irrespective of the outcome of the arbitration.

Section 10.13. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 10.14. Disclosure Schedules. The disclosure of any item or matter in the Seller Disclosure Schedule or the Company Disclosure Schedule shall not be deemed to constitute an admission by the Seller or the Company that such item or matter is material for purposes of this Agreement.

Section 10.15. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party shall have any liability for any obligations or liabilities of such party under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.

Section 10.16. Purchaser Parent Guarantee. In consideration of, and as an inducement to the Seller entering into this Agreement and performing its obligations hereunder, the Purchaser Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Seller the full performance and payment by the Purchaser and the Nominee Purchaser of the covenants, obligations, monetary or otherwise, and undertakings of the Purchaser and the Nominee Purchaser pursuant to or otherwise in connection with this Agreement and the Transaction Documents, and the consummation of the Transactions (the “Purchaser Guaranteed Obligations”). Any breach of, or other failure to perform, any representation, warranty, covenant, obligation, agreement or undertaking of the Purchaser and the Nominee Purchaser shall also be deemed to be a breach or failure to perform by the Purchaser Guarantor, and the Seller shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or all of the Purchaser, the Nominee Purchaser and the Purchaser Guarantor in the first instance. In this respect, for the avoidance of doubt, the Purchaser Guarantor confirms that it is bound by the provisions of Section 10.11 and Section 10.12 as if it were a “party” therein, including but not limited to its agreement to have the Purchaser Guaranteed Obligations submitted to arbitration as part of any Dispute between the Seller, the Company and the Purchaser. This guarantee is a guarantee of performance and not exclusively of collection. Without limiting any defenses that would be available to the Purchaser Guarantor if it were a direct obligor hereunder or any defenses that the Purchaser has hereunder, (a) to the fullest extent permitted by Law, the Purchaser Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Seller and the Company and (b) except for notices specifically required by the terms of the Transaction Documents, the Purchaser Guarantor waives promptness, diligence, notice of the acceptance of this guaranty and of the Purchaser Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Purchaser Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Purchaser or the Nominee Purchaser, and all suretyship defenses generally. The Purchaser Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 10.16 are knowingly made in contemplation of such benefits.

Section 10.17. Conversion of Local Currency Amounts. For purposes of the references to Dollar amounts in the following provisions of this Agreement, to the extent such amounts initially are incurred, determined or otherwise measured in a currency other than Dollars (“Local Currency”), they will be converted into Dollars as follows:

(a) Section 4.8(b) (Undisclosed Liabilities) and Section 4.12 (Contracts). Local Currency amounts will be converted into Dollars at the spot rate of exchange in effect on the date of this Agreement.

(b) Section 6.9 (Conduct of Business). Local Currency amounts will be converted into Dollars at the spot rate of exchange in effect on date of the applicable action or omission that is subject to Section 6.9.

(c) Article VII (Survival; Indemnification). Indemnifiable Losses that are incurred in a Local Currency will be converted into Dollars at the spot rate of exchange in effect on the Business Day prior to the applicable payment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DEORSA-DEOCSA HOLDINGS LIMITED

By:	/s/ Kishore Sunil Banymandhub
	Name:	Kishore Sunil Banymandhub
	Title:	Director

Stock Purchase Agreement

IC POWER DISTRIBUTION HOLDINGS PTE, LIMITED

By:	/s/ Joaquin Coloma
	Name:	Joaquin Coloma
	Title:	Authorized Officer

By:	/s/ Daniel Urbina
	Name:	Daniel Urbina
	Title:	Authorized Officer

Stock Purchase Agreement

ESTRELLA COOPERATIEF BA

By:	/s/ Sidney Stacie
Name: Sidney Stacie
Title: Managing Director

Stock Purchase Agreement

INKIA ENERGY, LIMITED

By:	/s/ Joaquin Coloma
Name: Joaquin Coloma
Title: Authorized Officer

By:	/s/ Daniel Urbina
Name: Daniel Urbina
Title: General Counsel

Stock Purchase Agreement